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This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to Shareholders in any jurisdiction in which the making thereof would not be in compliance with the laws of that jurisdiction. However, AuRico may, in its sole discretion take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend this Offer to Shareholders in such jurisdiction.

OFFER TO PURCHASE FOR NOT MORE THAN US$300,000,000
IN CASH UP TO 36,144,578 OF ITS COMMON SHARES AT A
PURCHASE PRICE OF NOT LESS THAN US$8.30 AND NOT MORE THAN
US$9.30 PER COMMON SHARE

AuRico Gold Inc. ("AuRico", the "Corporation", "we" or "us") invites its shareholders (the "Shareholders") to tender, for purchase and cancellation by the Corporation, common shares of the Corporation (the "Shares") pursuant to (i) auction tenders in which the tendering Shareholders specify a price of not less than US$8.30 per Share and not more than US$9.30 per Share in increments of US$0.05 per Share ("Auction Tenders"), or (ii) purchase price tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have Shares purchased at the Purchase Price (as defined below) that is determined as provided herein ("Purchase Price Tenders"). The invitation and all tenders of Shares are subject to the terms and conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the "Circular") and the related Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the "Offer").

The Offer expires at 5:00 p.m. (Eastern time) on January 23, 2013, unless withdrawn, extended or varied by AuRico (such time on such date, the "Expiration Date"). The Offer is not conditional upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions and AuRico reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares tendered under the Offer if certain events occur. See "Offer to Purchase — Conditions of the Offer".

Promptly following the Expiration Date, the Corporation will determine a single price per Share (the "Purchase Price"), which will not be less than US$8.30 per Share and not more than US$9.30 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$300,000,000. If the Purchase Price is determined to be US$8.30 (which is the minimum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 36,144,578 Shares. If the Purchase Price is determined to be US$9.30 (which is the maximum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 32,258,064 Shares. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at US$8.30 per Share (which is the minimum Purchase Price under the Offer). Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Corporation pursuant to the Offer if the price specified by the Shareholder is greater than the Purchase Price. A Shareholder who wishes to tender Shares, but who does not wish to specify a price at which such Shares may be purchased by the Corporation, should make a Purchase Price Tender. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

The Dealer Managers for the Offer are:

In Canada:	In the United States:
RBC Dominion Securities Inc.	RBC Capital Markets, LLC

December 17, 2012

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to proration described herein.

If the aggregate Purchase Price for the Shares properly tendered and not withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at a price at or below the Purchase Price (the "Successfully Tendered Shares") by Shareholders (the "Successful Shareholders") exceeds US$300,000,000, then the Successfully Tendered Shares will be purchased on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that "Odd Lot" tenders (as described herein) will not be subject to pro-ration. See "Offer to Purchase — Number of Shares and Pro-Ration".

The Purchase Price (and applicable withholding taxes, if any) and the amount payable to tendering Shareholders will be denominated in U.S. dollars. AuRico will pay for Shares tendered in U.S. dollars. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), promptly after the Expiration Date or the date of withdrawal of the Shares, without expense to the Shareholder.

Applicable Canadian securities laws generally prohibit the Corporation and its affiliates from acquiring any Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or termination of the Offer, except, in the case of acquisitions during the period following the Expiration Date, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law. Rule 13e-4(f)(6) of the Exchange Act prohibits the Corporation and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer. Subject to applicable law, AuRico may in the future purchase additional Shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms which are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by AuRico will depend on many factors, including the market price of the Shares, the Corporation's business and financial position, the results of the Offer and general economic and market conditions.

As of December 14, 2012, there were 282,291,947 Shares issued and outstanding and, accordingly, the Offer is for approximately 12.8% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$8.30 (being the minimum Purchase Price under the Offer), and for approximately 11.4% if the Purchase Price is determined to be US$9.30 (being the maximum Purchase Price under the Offer).

The Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") and listed on the New York Stock Exchange (the "NYSE") under the symbol 'AUQ'. On December 14, 2012, the last full trading day prior to the date of the announcement of the Offer, the closing price of the Shares on the TSX was C$8.29 per Share and on the NYSE was US$8.25 per Share.

AuRico's board of directors (the "Board of Directors") has approved the Offer. However, none of AuRico, its Board of Directors, RBC Dominion Securities Inc. and RBC Capital Markets, LLC, the dealer managers for the Offer (the "Dealer Managers"), or Computershare Investor Services Inc., the depositary for the Offer (the "Depositary"), makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. The Corporation's directors and officers have advised the Corporation that they do not intend to tender Shares under the Offer.

Shareholders should carefully consider the income tax consequences of tendering Shares under the Offer. For some Shareholders, the income tax treatment of selling Shares to the Corporation under the Offer may be materially different from the income tax treatment of selling Shares in the market. See "Issuer Bid Circular — Income Tax Consequences".

Shareholders wishing to tender all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See "Offer to Purchase — Procedure for Tendering Shares".

The Offer expires at 5:00 p.m. (Eastern time) on January 23, 2013 unless extended, varied or withdrawn.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY.

Any questions or requests for information regarding the Offer should be directed to the Depositary or the Dealer Managers at the addresses, telephone and facsimile numbers of the Depositary and the Dealer Managers set forth on the last page of this Offer to Purchase and Circular.

INFORMATION FOR UNITED STATES SHAREHOLDERS

The enforcement by Shareholders of civil liabilities under U.S. securities laws may be adversely affected by the fact that AuRico is incorporated in Canada and that some of its officers and directors are residents of a country other than the United States.

United States Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See "Issuer Bid Circular — Income Tax Consequences".

The Corporation has filed with the U.S. Securities and Exchange Commission (the "SEC") an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-4(c)(2) promulgated thereunder. See "Additional Information" below and "Issuer Bid Circular — AuRico Gold Inc. — Additional Information".

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

 FORWARD-LOOKING INFORMATION

        This Offer to Purchase and Circular contains forward-looking information and forward-looking statements within the meaning of applicable Canadian securities laws (collectively referred to herein as "forward-looking information"). Words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "estimate", "continue", or the negative or comparable terminology are intended to identify forward-looking information. Forward-looking information is information other than historical information or information of current condition, that includes, but is not limited to, information respecting: the number of Shares that the Corporation may purchase in the Offer; the price range and the date on which the Corporation will announce the final results of the Offer or pay for tendered Shares; the Corporation's belief that the purchase of Shares under the Offer represents an attractive investment and an equitable and efficient means to distribute excess cash to Shareholders, while at the same time proportionately increasing the equity interest in the Corporation of Shareholders who do not elect to tender; the Corporation continuing to have sufficient financial resources and working capital and the Offer not being expected to preclude the Corporation from funding the ongoing development of the Young-Davidson mine or the capital needs of the El Chanate mine; the market for the Shares of the Corporation not being materially less liquid than the market that exists at the time of the making of the Offer; future purchases of additional Shares of the Corporation; and the prospect that the Corporation may from time to time in the future consider acquisition or divestiture opportunities, return capital to shareholders or pay dividends.

        In addition, any information that refers to expectations, projections or other characterizations of future events, conditions or circumstances is considered forward-looking information. Forward-looking information is not a guarantee of future performance.

        Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those in forward-looking information due to various factors. All of the forward-looking information contained herein is qualified by the assumptions that are stated or inherent in such forward-looking information, including the assumptions listed below. Although AuRico believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking information and the reader should not place an undue reliance on these assumptions and such forward-looking information.

        Known factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to: changes to current estimates of mineral reserves and resources; fluctuations in the price of gold; changes in foreign exchange rates (particularly the Canadian dollar, Mexican peso and U.S. dollar); the impact of inflation; changes in our credit rating; employee relations; litigation; disruptions affecting operations; availability of and increased costs associated with mining inputs and labor; development delays at the Young-Davidson mine; operating or technical difficulties in connection with mining or development activities; inherent risks associated with mining and mineral processing; the risk that the Young-Davidson and El Chanate mines may not perform as planned; uncertainty with the Corporation's ability to secure capital to execute its business plans; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits; contests over title to properties; changes in national and local government legislation in Canada, Mexico and other jurisdictions in which the Corporation may carry on business in the future; risk of loss due to sabotage and civil disturbances; the impact of global liquidity and credit availability and the values of assets and liabilities based on projected future cash flows; risks arising from holding derivative instruments; and business opportunities that may be pursued by the Corporation. Many of these uncertainties and contingencies can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Readers are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this Offer to Purchase and Circular are qualified by these cautionary statements.

        Events or circumstances that could cause actual results to differ materially from those in the forward-looking information, include, but are not limited to: general economic, market and business conditions; gold price volatility; fluctuations in foreign exchange rates and interest rates; impact of any hedging activities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; costs of production; capital expenditures; costs and timing of construction; the development of new deposits; and, success of exploration activities and permitting timelines; court approval and non-termination of the settlement agreement in respect of the class action claim filed against AuRico by Ed. J. McKenna; AuRico being unable to complete the Offer on the timelines anticipated or at all; the completion of the Offer by AuRico not having the impact currently anticipated; and other risk factors detailed from time to time in AuRico reports filed with the Canadian securities regulators and the SEC. Assumptions relating to the foregoing involve judgments and risks, all of which are difficult or impossible to predict and many of which are beyond AuRico's control. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking information prove incorrect, actual results may vary materially from those indicated in any forward-looking information.

        Management of AuRico believes that the expectations reflected in the forward-looking information are reasonable based on information currently available to them, but cannot assure readers that the expectations will prove to have been correct. Accordingly, readers should not place undue reliance on such forward-looking information. These statements speak only as of the date of this document. Except as provided by applicable Canadian and United States laws and regulations, AuRico undertakes no obligation to revise or update any forward-looking information to reflect events or circumstances that occur after the date of this document.

NOTICE TO HOLDERS OF OPTIONS AND OTHER CONVERTIBLE SECURITIES

        The Offer is made only for Shares and is not made for any options to acquire Shares or any other securities of AuRico that are convertible into or exchangeable or exercisable for Shares (together, "Convertible Securities"). Any holder of Convertible Securities who wishes to accept the Offer should, to the extent permitted by the terms thereof and applicable laws, duly exercise such Convertible Securities in order to obtain certificates representing Shares and deposit those Shares in accordance with the terms and conditions of the Offer. Any such conversion, exchange or exercise must occur sufficiently in advance of the Expiration Date to ensure that the holder of such Convertible Securities will have the Shares issued in sufficient time to comply with the procedures for tendering Shares in the Offer. See "Offer to Purchase — Procedure for Tendering Shares". Any such conversion, exchange or exercise cannot be revoked even if the Shares received upon conversion, exchange or exercise and tendered in the Offer are not purchased in the Offer for any reason, including pro-ration. Holders of Convertible Securities who convert, exchange or exercise them and then tender the Shares received on such conversion, exchange or exercise pursuant to the Offer could incur adverse tax consequences. The tax consequences of such a conversion, exchange or exercise are not described under "Issuer Bid Circular — Income Tax Consequences". Holders of Convertible Securities should consult their own tax advisors in this regard.

CURRENCY AND EXCHANGE RATE

        Except where otherwise indicated, all dollar amounts set forth in this Offer to Purchase and the Circular are expressed in United States dollars and "$" and "US$" shall mean United States dollars. "C$" shall mean Canadian dollars. The following table sets forth, for each period indicated, the high and low noon exchange rates for one Canadian dollar expressed in United States dollars, the average of such exchange rates during such periods, and the exchange rate at the end of the period, in each case, based upon the Bank of Canada noon spot rate of exchange:

		Year ended December 31
	Nine Months Ended September 30, 2012
		2011	2010	2009
High	1.0418	1.0604	1.0778	1.3000
Low	0.9710	0.9449	0.9946	1.0292
Average	1.0023	0.9891	1.0299	1.1420
Period end	1.0166	0.9833	1.0054	0.9555

        On December 14, 2012, the exchange rate for one Canadian dollar expressed in US$ was 1.0142 based upon the Bank of Canada noon spot rate of exchange.

v

 ADDITIONAL INFORMATION

        In addition to the requirements of applicable securities laws in the provinces of Canada, AuRico is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports with and furnishes other information to the SEC relating to its business, financial condition and other matters. AuRico has filed an Issuer Tender Offer Statement on Schedule TO with respect to the Offer.

        Such Issuer Tender Offer Statement and the periodic reports filed and other information furnished by AuRico may be inspected and copied at the SEC's Public Reference Room at 100F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the Internet site is www.sec.gov.

        The Corporation has not authorized any person to make any recommendation on its behalf as to whether a Shareholder should tender or refrain from tendering its Shares to the Offer or as to the price or prices at which any Shareholder may choose to tender its Shares under the Offer. Shareholders should rely only on the information contained in this document. The Corporation has not authorized anyone to provide Shareholders with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Circular or in the related Letter of Transmittal or Notice of Guaranteed Delivery. If anyone makes any recommendation or gives any information or representation, Shareholders must not rely upon that recommendation, information or representation as having been authorized by the Corporation, its Board of Directors, the Dealer Managers or the Depositary.

 TABLE OF CONTENTS

OFFER TO PURCHASE		6
1.	The Offer	6
2.	Purchase Price	7
3.	Number of Shares and Pro-Ration	7
4.	Procedure for Tendering Shares	7
5.	Withdrawal Rights	11
6.	Conditions of the Offer	12
7.	Extension and Variation of the Offer	14
8.	Taking Up and Payment for Tendered Shares	15
9.	Payment in the Event of Mail Service Interruption	16
10.	Liens and Dividends	16
11.	Notice	16
12.	Other Terms	17
ISSUER BID CIRCULAR		19
1.	AuRico Gold Inc.	19
2.	Authorized Capital	20
3.	Purpose and Effect of the Offer	20
4.	Withdrawal Rights	23
5.	Financial Information	23
6.	Price Range and Trading Volume of the Shares	24
7.	Dividend Policy	25
8.	Previous Purchases and Sales	25
9.	Previous Distributions	25
10.	Interest of Directors and Officers; Transactions and Arrangements Concerning Shares	27
11.	Acceptance of Offer and Arrangements with Shareholders	30
12.	Commitments to Acquire Shares	30
13.	Benefits from the Offer	31
14.	Material Changes in the Affairs of the Corporation	31
15.	Bona Fide Offers	31
16.	Prior Valuations	31
17.	Accounting Treatment of the Offer	31
18.	Income Tax Consequences	31
19.	Legal Matters and Regulatory Approvals	40
20.	Source of Funds	40
21.	Dealer Managers	40
22.	Depositary	41
23.	Fees and Expenses	41
24.	Statutory Rights	41
APPROVAL AND CERTIFICATE		C-1
CONSENT OF NORTON ROSE CANADA LLP		C-2
CONSENT OF RBC DOMINION SECURITIES INC.		C-3
SCHEDULE A LIQUIDITY OPINION OF RBC DOMINION SECURITIES INC.		A-1

 SUMMARY TERM SHEET

        This summary is solely for the convenience of Shareholders and is qualified in its entirety by references to the full text and more specific details of the Offer and accompanying Circular. We urge you to read the entire Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery carefully and in their entirety as they contain a complete discussion of the Offer.

Who is offering to purchase my Shares?	AuRico Gold Inc., which we refer to as "we", "us", "AuRico" or the "Corporation".
Why is AuRico making the Offer?

We continuously consider ways to enhance shareholder value. With the completion of the disposition of the Ocampo mine and the adjacent exploration projects "Venus" and "Los Jarros", all located in Chihuahua State, Mexico (the "Ocampo Mine Sale"), we have cash available in the business to return to Shareholders and we believe that the purchase of Shares under the Offer represents an attractive investment and an equitable and efficient means to distribute an aggregate of up to US$300,000,000 in cash to Shareholders who elect to tender, while at the same time proportionately increasing the equity interest in the Corporation of Shareholders who do not elect to tender, and that the Offer is in the best interests of the Corporation and its Shareholders. See "Issuer Bid Circular — Purpose and Effect of the Offer".

What will the Purchase Price for the Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a "modified Dutch auction". This procedure allows Shareholders to select the price within a price range specified by AuRico at which Shareholders are willing to sell their Shares. The price range for the Offer is US$8.30 to US$9.30 per Share. We will select the lowest Purchase Price that will allow us to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$300,000,000. We will purchase all Shares purchased under the Offer at the same Purchase Price, even if some of the Shares are tendered below the Purchase Price, but we will not purchase any Shares above the Purchase Price. We will determine the Purchase Price for the tendered Shares promptly after the Offer expires. If a Shareholder's Shares are purchased under the Offer, that Shareholder will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See "Offer to Purchase — Purchase Price".

How many Shares will AuRico purchase in the Offer?

We are offering to purchase Shares that have an aggregate Purchase Price not exceeding US$300,000,000. At the maximum Purchase Price of US$9.30 per Share, we could purchase 32,258,064 Shares. At the minimum Purchase Price of US$8.30 per Share, we could purchase 36,144,578 Shares. Since we will be unable to determine the Purchase Price until after the Expiration Date, we will not determine the exact number of Shares that we will purchase until after the Expiration Date. See "Offer to Purchase — Number of Shares and Pro-Ration".

What will happen if Shares with an aggregate purchase price of more than US$300,000,000 are tendered in the Offer?

If the aggregate Purchase Price for the Shares properly tendered and not withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at a price at or below the Purchase Price exceeds US$300,000,000, then we will purchase the Successfully Tendered Shares on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that "Odd Lot" tenders will not be subject to pro-ration. See "Offer to Purchase — Number of Shares and Pro-Ration".

What do I do if I own an 'Odd Lot' of Shares?

If you beneficially own fewer than 100 Shares as of the Expiration Date and you tender all such Shares, we will accept for purchase, without pro-ration but otherwise subject to the terms and conditions of the Offer, all of your Shares deposited pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender. You should check the appropriate place in Box D — "Odd Lots" in the Letter of Transmittal. See "Offer to Purchase — Number of Shares and Pro-Ration".

How can I maximize the chance that my Shares will be purchased?

If you wish to maximize the chance that your Shares will be purchased, you should tender them by "Purchase Price Tender", indicating that you will accept the Purchase Price that we select. By doing so, your deposited Shares will be treated the same as Shares deposited at the minimum Purchase Price of US$8.30 per Share and you can reasonably expect to have such deposited Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to pro-ration and the preferential acceptance of Odd Lots). See "Offer to Purchase — Purchase Price" and "Offer to Purchase — Number of Shares and Pro-Ration".

How will AuRico pay for the Shares?

As a result of the closing of the Ocampo Mine Sale, we have adequate available cash on hand to fund any purchases of Shares pursuant to the Offer up to the maximum aggregate purchase price of US$300,000,000. The Offer is not subject to a financing condition. See "Issuer Bid Circular — Source of Funds".

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on January 23, 2013 at 5:00 p.m. (Eastern time), unless we extend it. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See "Offer to Purchase — Extension and Variation of the Offer". If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that it has an earlier deadline, for administrative reasons, for you to act to instruct them to tender Shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to confirm any earlier deadline. See "Offer to Purchase — The Offer" and "Offer to Purchase — Extension and Variation of the Offer".

Are there any conditions to the Offer?

Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in general market conditions that, in our judgment, are or may be materially adverse to us. See "Offer to Purchase — Conditions of the Offer".

How do I tender my Shares?

To tender Shares pursuant to the Offer, you must (i) transfer all tendered Shares pursuant to the procedures for book-entry transfer described under "Offer to Purchase — Procedure for Tendering Shares", prior to 5:00 p.m. (Eastern time) on the Expiration Date, (ii) deliver by the Expiration Date the certificates, or if your Shares are held in a book-entry position with the Depositary the original or a copy of the Direct Registration Advice (the "DRS Advice"), issued to you by the Depositary, for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses listed in the Letter of Transmittal, and (iii) follow the guaranteed delivery procedure described under "Offer to Purchase — Procedure for Tendering Shares". If your Shares are held through a broker, dealer, commercial bank, trust company or other nominee, you must request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. You may also contact the Depositary or the Dealer Managers for assistance. See "Offer to Purchase — Procedure for Tendering Shares" and the instructions to the related Letter of Transmittal.

Can I tender part of my Shares at different prices?

Yes. You can elect to tender your Shares in separate lots at a different price and/or different type of tender for each lot. However, you cannot tender the same Shares at different prices. If you tender some Shares at one price and other Shares at another price, you must use a separate Letter of Transmittal for each tender. See "Offer to Purchase — Procedure for Tendering Shares".

What will happen if I do not tender my Shares?

Upon the completion of the Offer, non-tendering Shareholders will realize a proportionate increase in their relative ownership interest in AuRico and thus in its future profits or losses and assets, subject to AuRico's right to issue additional Shares and other equity securities in the future. The amount of AuRico's future cash assets will be reduced and/or its liabilities increased by the amount paid and expenses incurred in connection with the Offer. See "Issuer Bid Circular — Purpose and Effect of the Offer".

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any Shares you have tendered (i) at any time prior to the Expiration Date, (ii) at any time if we have not taken up the Shares before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, (iii) if we have not paid for the Shares within three business days of being taken up, or (iv) at any time before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase. See "Offer to Purchase — Withdrawal Rights".

How do I withdraw Shares I previously tendered?

You must deliver, on a timely basis, a written or printed notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. A notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the withdrawn Shares. Some additional requirements apply if the Share certificates or the DRS Advice to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer. See "Offer to Purchase — Withdrawal Rights".

Can the Offer be withdrawn, extended or varied?

Yes. Subject to applicable law, we may extend or vary the Offer in our sole discretion. We have filed an exemptive relief application with securities regulatory authorities in Canada to permit us to extend the Offer without first taking up Shares tendered (and not withdrawn) before the Offer was previously scheduled to expire. See "Offer to Purchase — Extension and Variation of the Offer". We may also terminate the Offer under certain circumstances. See "Offer to Purchase — Conditions of the Offer".

How will I be notified if AuRico extends the Offer?

We will issue a press release by 9:00 a.m. (Eastern time) on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. See "Offer to Purchase — Extension and Variation of the Offer".

Has AuRico or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, none of AuRico, its Board of Directors, the Dealer Managers or the Depositary makes any recommendation to you or to any other Shareholders as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which you or any other Shareholders may tender Shares under the Offer. You must make your own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. Our directors and officers have advised us that they do not intend to tender Shares pursuant to the Offer.

Following the Offer, will AuRico continue as a public corporation?

Yes. Our purchase of Shares through the Offer will not cause our remaining Shares to be de-listed from the NYSE or the TSX or cause us to be eligible for deregistration under the Exchange Act. See "Issuer Bid Circular — Purpose and Effect of the Offer".

What impact will the Offer have on the liquidity of the market for the Shares?

Our Board of Directors has determined that it is reasonable to conclude that, following completion of the Offer, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. The Board of Directors has, on a voluntary basis, obtained a liquidity opinion from RBC Dominion Securities Inc. to the effect that, based on and subject to the assumptions and limitations stated in its liquidity opinion, there is a liquid market for the Shares as of December 14, 2012 and that it is reasonable for the Board of Directors to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the opinion of RBC Dominion Securities Inc. is attached hereto as Schedule A. See "Issuer Bid Circular — Purpose and Effect of the Offer — Liquidity of Market".

When will AuRico pay for the Shares I tender?

We will pay the Purchase Price (less applicable withholding taxes, if any) to Shareholders in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer. In the event of pro-ration, we do not expect to be able to commence payment for Shares until at least three business days after the Expiration Date. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

In what currency will AuRico pay for the Shares I tender?

The Purchase Price (and applicable withholding taxes, if any) and the amount payable to tendering Shareholders will be denominated in U.S. dollars and AuRico will pay for Shares you tender in U.S. dollars. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered Shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

What are the income tax consequences if I tender my Shares?

You should carefully consider the income tax consequences of tendering Shares pursuant to the Offer, as these consequences may be different than selling Shares through the facilities of the TSX or NYSE for a particular Shareholder. You should consult your own tax advisors as to the specific tax consequences to you resulting from our purchase of your Shares under the Offer. See "Issuer Bid Circular — Income Tax Consequences".

Who can I talk to if I have questions?

The Depositary or the Dealer Managers can help answer your questions. The Depositary is Computershare Investor Services Inc. and the Dealer Managers are, in Canada, RBC Dominion Securities Inc. and, in the United States, RBC Capital Markets, LLC. Contact information for the Depositary and the Dealer Managers is set forth on the back cover of this document.

How do I get my Shares back if I have deposited them to the Offer but they are not taken up?

Certificates or DRS Advices for all Shares validly deposited but not taken up, including all Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, Shares not taken up due to pro-ration or improper tenders or Shares not taken up due to the termination of the Offer, will be returned promptly after the Expiration Date or termination of the Offer without expense to the depositing Shareholder.

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY.

 OFFER TO PURCHASE

To the Holders of Common Shares of AuRico Gold Inc.

1.     The Offer

        AuRico invites Shareholders to tender, for purchase and cancellation by the Corporation, Shares pursuant to (i) Auction Tenders in which the tendering Shareholders specify a price of not less than US$8.30 per Share and not more than US$9.30 per Share in increments of US$0.05 per Share, or (ii) Purchase Price Tenders, in either case on the terms and subject to the conditions set forth in this Offer to Purchase, the Circular and the related Letter of Transmittal and the Notice of Guaranteed Delivery.

        The Offer will commence on December 18, 2012 and expire at 5:00 p.m. (Eastern time) on January 23, 2013, unless withdrawn, extended or varied by AuRico. The Offer is not conditional upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions and AuRico reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares tendered under the Offer if certain events occur. See "Offer to Purchase — Conditions of the Offer".

        Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

        AuRico will return all Shares not purchased under the Offer, including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration, promptly after the Expiration Date.

        The Offer is made only for Shares and is not made for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer should, to the extent permitted by the terms thereof and applicable laws, duly exercise such Convertible Securities in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such conversion, exchange or exercise must occur sufficiently in advance of the Expiration Date to ensure that a holder of Convertible Securities will have sufficient time to comply with the procedures for tendering Shares in the Offer as described under "Offer to Purchase — Procedure for Tendering Shares". Any such conversion, exchange or exercise cannot be revoked even if the Shares received upon conversion, exchange or exercise and tendered in the Offer are not purchased in the Offer for any reason, including due to pro-ration. Holders of Convertible Securities who convert, exchange or exercise them and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under "Issuer Bid Circular — Income Tax Consequences". Holders of Convertible Securities should consult their own tax advisors in this regard.

        AuRico's Board of Directors has approved the Offer. However, none of AuRico, its Board of Directors, the Dealer Managers, or the Depositary, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. The Corporation's directors and officers have advised the Corporation that they do not intend to tender Shares pursuant to the Offer.

        Shareholders should carefully consider the income tax consequences of tendering Shares under the Offer. For some Shareholders, the tax treatment of tendering Shares to the Offer may be materially different from the tax treatment of selling Shares in the market. See "Issuer Bid Circular — Income Tax Consequences".

        The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully and in their entirety before making a decision with respect to the Offer.

2.     Purchase Price

        Promptly following the Expiration Date, the Corporation will determine a single Purchase Price per Share, which will not be less than US$8.30 per Share and not more than US$9.30 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$300,000,000. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at US$8.30 per Share (which is the minimum Purchase Price under the Offer).

        Upon determination of the Purchase Price, the Corporation will publicly announce the Purchase Price for the Shares, and upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Shareholders who have properly tendered and not withdrawn their Shares either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Shares purchased. The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to a tendering Shareholder will be made in United States dollars. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

3.     Number of Shares and Pro-Ration

        As of December 14, 2012, there were 282,291,947 Shares issued and outstanding and, accordingly, the Offer is for a maximum of approximately 12.8% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$8.30 (being the minimum Purchase Price under the Offer). If the Purchase Price is determined to be US$9.30 (which is the maximum Purchase Price under the Offer), the Offer is for a maximum of approximately 11.4% of the total number of issued and outstanding Shares.

        If the aggregate Purchase Price of the Successfully Tendered Shares does not exceed US$300,000,000, the Corporation will, upon the terms and subject to the conditions of the Offer, purchase all Successfully Tendered Shares at the Purchase Price. If the aggregate Purchase Price of the Successfully Tendered Shares exceeds US$300,000,000, the Corporation will accept Shares for purchase first from all Successful Shareholders who are Odd Lot Holders (as defined below). With respect to Successful Shareholders who are not Odd Lot Holders, the Corporation will accept Shares for purchase at the Purchase Price on a pro rata basis according to the number of Successfully Tendered Shares, less the number of Shares purchased from Odd Lot Holders (with adjustments to avoid the purchase of fractional Shares).

        For purposes of the Offer, the term "Odd Lots" means all Successfully Tendered Shares tendered by or on behalf of the Successful Shareholders who individually beneficially own, as of the close of business on the Expiration Date, an aggregate of fewer than 100 Shares ("Odd Lot Holders"). As set forth above, Odd Lots will be accepted for purchase before any pro-ration. In order to qualify for this preference, an Odd Lot Holder must properly tender, pursuant to an Auction Tender at a price at or below the Purchase Price or pursuant to a Purchase Price Tender, all Shares beneficially owned by such Odd Lot Holder. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares even if holders have separate share certificates or DRS Advices for fewer than 100 Shares or hold fewer than 100 Shares in different accounts. Any Odd Lot Holder wishing to tender all Shares beneficially owned, without pro-ration, must complete the appropriate box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid any odd lot discounts, which may be applicable on a sale of their Shares in a transaction on the TSX and the NYSE.

4.     Procedure for Tendering Shares

Proper Tender of Shares

        To tender Shares pursuant to the Offer, (i) the certificates or DRS Advice for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation or an Agent's Message (as defined below) if the tendering Shareholder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the Depository Trust Company ("DTC") to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Corporation may enforce such Letter of Transmittal against such participant. The term "Book-Entry Confirmation" means a confirmation of a book-entry transfer of a Shareholder's Shares into the Depositary's account at CDS Clearing and Depository Services Inc. ("CDS" or DTC, as applicable).

        In accordance with Instruction 5 in the Letter of Transmittal or the Book-Entry Confirmation or Agent's Message in lieu thereof, (i) each Shareholder desiring to tender Shares pursuant to the Offer must indicate in the appropriate box on such Letter of Transmittal, whether the Shareholder is tendering Shares pursuant to an Auction Tender or a Purchase Price Tender, and (ii) each Shareholder desiring to tender Shares pursuant to an Auction Tender must further indicate, in the appropriate box in such Letter of Transmittal or the Book-Entry Confirmation or Agent's Message in lieu thereof, the price per Share (in increments of US$0.05 per Share) at which such Shares are being tendered. Under each of (i) and (ii) respectively, only one box may be checked. If a Shareholder desires to tender Shares in separate lots at a different price and/or different type of tender for each lot, such Shareholder must complete a separate Letter of Transmittal or Book-Entry Confirmation or Agent's Message in lieu thereof (and, if applicable, a Notice of Guaranteed Delivery) for each lot. The same Shares cannot be tendered (unless previously properly withdrawn) pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender. In addition, Odd Lot Holders who tender all their Shares must complete the appropriate box in the Letter of Transmittal in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in "Offer to Purchase — Number of Shares and Pro-Ration".

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the share certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an "Eligible Institution"). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal.

        If a certificate representing Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Shares not purchased or tendered are to be issued to a person other than the registered holder, the certificate or certificates must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. The DRS Advice must be accompanied by an appropriate stock power guaranteed by an Eligible Institution where it represents Shares not registered in the name of a person other than the signatory to a Letter of Transmittal.

        A Shareholder who wishes to tender Shares under the Offer and whose certificate is registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to tender such Shares under the Offer. Participants of CDS and DTC should contact such depository with respect to the tender of their Shares under the terms of the Offer.

Book-Entry Transfer Procedures — CDS

        Any financial institution that is a participant in CDS may make book-entry delivery of the Shares through the CDS on-line tendering system pursuant to which book-entry transfers may be effected ("CDSX") by causing CDS to deposit such Shares to the Depositary in accordance with the applicable CDS procedures. Delivery of Shares to the Depositary by means of book-entry through CDSX will constitute a valid tender under the Offer.

        Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date in connection with such tender of Shares. Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer via book-entry of their holdings with CDS, shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered to be a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

Book-Entry Transfer Procedures — DTC

        Any financial institution that is a participant in DTC may make book-entry delivery of Shares by causing DTC to deposit such Shares to the Depositary in accordance with DTC's procedures.

        Although delivery of Shares may be effected under the Offer at DTC, a Letter of Transmittal (or a manually executed photocopy thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of a Letter of Transmittal and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address in Toronto, Ontario or in the United States on or prior to the Expiration Date in connection with the tender of such Shares. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Shareholders who are tendering by book-entry transfer to the Depositary's account at DTC may execute their tender through DTC's Automated Tender Offer Program ("ATOP") by transmitting their acceptance to DTC in accordance with DTC's ATOP procedures. DTC will then verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message to the Depositary. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. Accordingly, the Letter of Transmittal need not be completed by a Shareholder tendering through ATOP.

Method of Delivery

        The method of delivery of certificates representing Shares and all other required documents is at the option and risk of the tendering Shareholder. If certificates representing Shares are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a share certificate representing Shares will only be made upon actual receipt of the share certificate representing such Shares by the Depositary.

Guaranteed Delivery

        If a Shareholder wishes to tender Shares pursuant to the Offer and cannot deliver certificates or DRS Advice for such Shares, or the book-entry transfer procedures described above cannot be completed prior to the Expiration Date, or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

  (a)
  such tender is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Corporation through the Depositary is received by the Depositary, at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, by the Expiration Date; and

  (c)
  the share certificates or DRS Advice for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof), Book-Entry Confirmation or Agent's Message in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto office of the Depositary, before 5:00 p.m. (Eastern time) on or before the third trading day on the TSX and the NYSE after the Expiration Date.

        The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates or DRS Advice for such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares, with signatures that are guaranteed if so required, and (iii) any other documents required by the Letter of Transmittal.

        The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently tendered.

Return of Unpurchased Shares

        Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing shares of which less than all are purchased), promptly after the Expiration Date or the date of withdrawal of the Shares, without expense to the Shareholder.

        In the case of Shares tendered through book-entry transfer into the Depositary's account at DTC or CDS, the Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.

Determination of Validity, Rejection and Notice of Defect

        All questions as to the number of Shares to be taken up, the price to be paid therefore, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law. AuRico reserves the absolute right to reject any tenders of Shares determined by it in its sole discretion not to be in proper form or completed in accordance with the instructions set forth herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation's counsel, be unlawful. AuRico also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Corporation shall determine. No individual tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Corporation, the Depositary, the Dealer Managers or any other person will be obligated to give notice of defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Corporation's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

        Under no circumstances will interest accrue or be paid by the Corporation by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures, and the payment for Shares tendered pursuant to the guaranteed delivery procedures will be the same as that for Shares delivered to the Depositary on or prior to the Expiration Date, even if the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Shares is not made, until after the date the payment for the tendered Shares accepted for payment pursuant to the Offer is to be made by the Corporation.

Formation of Agreement; Prohibition on "Short" Tenders

        A tender of Shares under any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Corporation, effective as of the Expiration Date, upon the terms and conditions of the Offer. In addition, a tender of Shares to AuRico pursuant to any procedures described herein will constitute a representation by such Shareholder that (i) such Shareholder has a "net long position" in the Shares being tendered or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 of the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4. It is a violation of Section 14(e) of the Exchange Act and of Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the pro-ration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than the amount of Shares tendered in (A) Shares or (B) other securities immediately convertible into, or exchangeable or exercisable for Shares, and upon acceptance of such person's tender, can and will acquire such Shares for tender by conversion, exchange or exercise of such other securities and will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

5.     Withdrawal Rights

        Except as otherwise expressly provided in this Section, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn by the Shareholder:

  (a)
  at any time prior to the Expiration Date;

  (b)
  at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares;

  (c)
  if the Shares have not been paid for by the Corporation within three business days of being taken up; and

  (d)
  at any time before the expiration of 10 days from the date that a notice of change or notice of variation has been given in accordance with this Offer to Purchase (other than a variation that (i) consists solely of an increase in the consideration offered for the Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (ii) consists solely of the waiver of a condition of the Offer). See "Extension and Variation of the Offer".

        For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received in a timely manner by the Depositary by 5:00 p.m. (Eastern time) on the applicable date specified above at the place of tender of the relevant Shares. Any such notice of withdrawal must (i) be signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Shares being withdrawn or, in the case of Shares tendered by a CDS or DTC participant, be signed by such participant in the same manner as the participant's name is listed on the applicable Book-Entry Confirmation or Agent's Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares, and (ii) specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder, if different from that of the person who tendered such Shares, and the number of Shares to be withdrawn. If the certificates or DRS Advice for the Shares tendered pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates or DRS Advice, the tendering Shareholder must submit the serial numbers shown on the particular certificates or in the case of a DRS Advice confirm the number of shares evidenced by the DRS Advice. The Shareholder must confirm the total shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. A withdrawal of Shares tendered pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

        A Shareholder who wishes to withdraw Shares under the Offer and who holds Shares through a broker, dealer, commercial bank, trust company or other nominee should immediately contact such broker, dealer, commercial bank, trust company or other nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Participants of CDS and DTC should contact such depository with respect to the withdrawal of Shares under the Offer.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Corporation, in its sole discretion, which determination shall be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law. None of the Corporation, the Depositary, the Dealer Managers nor any other person will be obligated to give notice of defects or irregularities in notices of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

        Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following the procedures described in "Offer to Purchase — Procedure for Tendering Shares".

        If AuRico extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to AuRico's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of AuRico all tendered Shares. In the event of such retention, such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described under this Section. Such retention is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that AuRico pays the consideration offered or returns the Shares deposited promptly after termination or withdrawal of the Offer.

6.     Conditions of the Offer

        Notwithstanding any other provision of the Offer, AuRico shall not be required to accept for purchase, to purchase or, subject to any applicable rules or regulations, to pay for any Shares tendered, and may withdraw, extend or vary the Offer or may postpone the payment for Shares tendered, if, at any time before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by AuRico to have occurred):

  (a)
  there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Corporation or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) seeking material damages or that otherwise, in the sole judgment of the Corporation, has or may have a material adverse effect on the Shares or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Corporation and its subsidiaries taken as a whole or has impaired or may impair the contemplated benefits of the Offer to the Corporation;

  (b)
  there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Corporation or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Corporation, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or would or might impair the contemplated benefits of the Offer to the Corporation or otherwise make it inadvisable to proceed with the Offer;

  (c)
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada, the United States or any other region where the Corporation maintains significant business activities, (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Corporation, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Shares since the close of business on December 14, 2012 (defined as a decrease in excess of 10% of the market price of the Shares on the TSX or the NYSE since the close of business on December 14, 2012), (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Corporation's business, operations or prospects or the trading in, or value of, the Shares, (vii) any decline in any of the S&P/TSX Composite Index, the NYSE Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on December 14, 2012 or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;

  (d)
  there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, earnings, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or any of its subsidiaries that, in the sole judgment of the Corporation, has, have or may have a material adverse effect with respect to the Corporation and its subsidiaries taken as a whole;

  (e)
  any take-over bid or tender or exchange offer with respect to some or all of the securities of the Corporation, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Corporation and its subsidiaries, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

  (f)
  the Corporation shall have concluded, in its sole judgment, that the Offer or the taking up and payment for any or all of the Shares by the Corporation is illegal or otherwise not in compliance with applicable laws, or that necessary exemptions under applicable securities legislation in Canada, including exemptions from the obligation to take up Shares in the event that the Offer is extended in certain circumstances, are not available on acceptable terms to the Corporation in respect of the Offer and, if required under any such legislation, the Corporation shall not have received the necessary exemptions from, or waivers of, the appropriate courts or securities regulatory authorities in respect of the Offer;

  (g)
  any change shall have occurred or been proposed to the Income Tax Act (Canada) ("Tax Act") or the regulations thereunder, each as amended, or to the current published administrative policies and assessing practices ("Tax Practices") of the Canada Revenue Agency ("CRA"), that, in the sole judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

  (h)
  any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, or publicly available administrative policies of the U.S. Internal Revenue Service ("IRS"), or the equivalent laws, regulations and policies of another jurisdiction where one or more Shareholders are resident, that, in the sole judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

  (i)
  the Corporation shall have concluded that the purchase of Shares pursuant to the Offer will constitute a "Rule 13e-3 transaction", as such term is defined in Rule 13e-3 under the Exchange Act; or

  (j)
  the Corporation reasonably determines that the completion of the Offer and the purchase of the Shares may cause the Shares to be delisted from the TSX or the NYSE or to be eligible for de-registration under the Exchange Act.

        The foregoing conditions are for the sole benefit of the Corporation and may be asserted by the Corporation, in its sole discretion, acting reasonably, or may be waived by the Corporation, in its sole discretion, in whole or in part at any time prior to the Expiration Date, provided that any condition waived in whole or in part will be waived with respect to all Shares tendered. The failure by the Corporation at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time prior to the Expiration Date. Any determination by the Corporation concerning the events described in this Section shall be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

        Any waiver of a condition or the withdrawal of the Offer by the Corporation shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Corporation is delivered or otherwise communicated to the Depositary. The Corporation, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX, the NYSE and the applicable securities regulatory authorities including the SEC. If the Offer is withdrawn, the Corporation shall not be obligated to take up, accept for purchase or pay for any Shares tendered under the Offer, and the Depositary will return all certificates or DRS Advice for tendered Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.

7.     Extension and Variation of the Offer

        Subject to applicable law, the Corporation expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified herein shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under "Offer to Purchase — Notice". Promptly after giving notice of an extension or variation to the Depositary, the Corporation will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern time), on the next business day after the last previously scheduled or announced Expiration Date) and provide or cause to be provided notice of such extension or variation to the TSX, the NYSE and the applicable securities regulatory authorities, including the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated, in writing, to the Depositary.

        AuRico has filed an exemptive relief application with securities regulatory authorities in Canada to permit the Corporation to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Corporation, without first taking up Shares which have been tendered (and not withdrawn) before the Offer was previously scheduled to expire. If such regulatory relief is not obtained, we will not be permitted, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Corporation, to extend the Offer in the event the Offer is undersubscribed on the original Expiration Date.

        The Corporation expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the events specified under "Offer to Purchase — Conditions of the Offer", and (ii) at any time or from time to time, to amend the Offer in any respect, including increasing or decreasing the number of Shares the Corporation may purchase or the range of prices it may pay pursuant to the Offer.

        Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Corporation may choose to make any public announcement, except as provided by applicable law, the Corporation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, CNW Group.

        If the Corporation varies the terms of the Offer or a change occurs in the information concerning the Offer that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer, the Corporation will extend the time during which the Offer is open to the extent required under applicable securities legislation.

8.     Taking Up and Payment for Tendered Shares

        Upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable Canadian and United States securities laws, the Corporation will take up and pay for Shares properly tendered and not withdrawn under the Offer in accordance with the terms thereof promptly after the Expiration Date, but in any event within the time limits required by applicable securities laws, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived. The Corporation will acquire Shares to be purchased pursuant to the Offer and title thereto under this Offer to Purchase upon having taken up such Shares even if payment therefore shall have not been effected.

        For the purposes of the Offer, the Corporation will be deemed to have taken up and accepted for payment Successfully Deposited Shares having an aggregate Purchase Price not exceeding US$300,000,000 if, as and when the Corporation gives oral notice (to be confirmed in writing) or written notice or other communication confirmed in writing to the Depositary to that effect.

        The Corporation reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any event specified under "Offer to Purchase — Conditions of the Offer" occurs, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Corporation also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law.

        In the event of pro-ration of Shares tendered pursuant to the Offer, the Corporation will determine the pro-ration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, the Corporation does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Date.

        Certificates or the DRS Advice for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing shares of which less than all are purchased), promptly after the Expiration Date or the date of withdrawal of the Shares, without expense to the Shareholder.

        The Corporation will pay for Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to tendering Shareholders. Under no circumstances will interest accrue or be paid by the Corporation or the Depositary on the Purchase Price of the Shares purchased by the Corporation, regardless of any delay in making such payment or otherwise.

        Tendering Shareholders will not be obligated to pay brokerage fees or commissions to the Corporation, the Dealer Managers or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a tender of Shares pursuant to the Offer. AuRico will pay all fees and expenses of the Dealer Managers (in their capacity as such) and the Depositary in connection with the Offer.

        The Depositary will act as agent of persons who have properly tendered Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Corporation and transmitting payment to such persons. Receipt by the Depositary from the Corporation of payment for such Shares will be deemed to constitute receipt of payment by persons tendering Shares. The Depositary will also coordinate with CDS and DTC, as applicable, with respect to Shareholders who have deposited Shares by way of book-entry transfer which are taken up and accepted by AuRico, to arrange for payment to be made to such Shareholders in accordance with the settlement procedures of CDS and DTC, as applicable.

        The settlement with each Shareholder who has tendered Shares under the Offer will be effected by the Depositary by forwarding a cheque, payable in U.S. funds, representing the cash payment for such Shareholder's Shares taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing the appropriate box in such Letter of Transmittal. Unless the tendering Shareholder instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by prepaid mail to the payee at the address specified in the Letter of Transmittal. If no such delivery instructions are specified, the cheque will be sent to the address of the tendering Shareholder as it appears in the registers maintained in respect of the Shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

9.     Payment in the Event of Mail Service Interruption

        Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares to be returned will not be mailed if the Corporation determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the tendered certificates for the Shares were delivered until the Corporation has determined that delivery by mail will no longer be delayed. AuRico will provide notice, in accordance with this Offer to Purchase, of any determination under this section not to mail as soon as reasonably practicable after such determination is made.

10.   Liens and Dividends

        Shares acquired pursuant to the Offer shall be acquired by the Corporation free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend or distribution, whether or not such Shareholder tenders Shares pursuant to the Offer.

        Each depositing Shareholder will represent and warrant that such Shareholder has full power and authority to deposit, sell, assign and transfer the deposited Shares and any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the deposited Shares with a record date on or after the date that AuRico takes up and accepts for purchase the deposited Shares and that, if the deposited Shares are taken up and accepted for purchase by AuRico, AuRico will acquire good title thereto, free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

11.   Notice

        Without limiting any other lawful means of giving notice, any notice to be given by the Corporation or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Corporation will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Corporation or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in a French language daily newspaper of general circulation in the Province of Québec and in the Wall Street Journal.

12.   Other Terms

  (a)
  No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Corporation, the Board of Directors, the Dealer Managers or the Depositary other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation, the Board of Directors, the Dealer Mangers or the Depositary.

  (b)
  The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

  (c)
  AuRico, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

  (d)
  The Offer is not being made to Shareholders residing in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. AuRico may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

  (e)
  For the purposes of subsection 191(4) of the Tax Act, the "specified amount" in respect of each Share will be C$8.18.

        Neither AuRico nor its Board of Directors, in making the decision to present the Offer to Shareholders, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. Shareholders should consult their own financial, legal, investment and tax advisors and make their own decision whether to deposit Shares to the Offer and, if so, how many Shares to deposit, and at what price or prices.

        The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation with respect to the Offer and the tender offer information required to be delivered to securityholders under United States securities laws applicable to AuRico with respect to the Offer. The accompanying Circular contains additional information relating to the Offer.

        AuRico has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) promulgated thereunder. The Offer to Purchase, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO and its exhibits. The Schedule TO, including any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under "Issuer Bid Circular — AuRico Gold Inc. — Additional Information" with respect to information concerning AuRico. In any jurisdiction where the securities, "Blue Sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

DATED this 17th day of December, 2012.

AURICO GOLD INC.
(signed) "Scott Perry" President and Chief Executive Officer

 ISSUER BID CIRCULAR

        This Circular is being furnished in connection with the Offer by AuRico to purchase for not more than US$300,000,000 in cash up to 36,144,578 of its Shares at a Purchase Price of not less than US$8.30 per Share and not more than US$9.30 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.

1.     AuRico Gold Inc.

        AuRico is a leading Canadian gold producer with mines and projects in North America that have significant production growth and exploration potential. The Corporation is focused on its core operations including the Young-Davidson gold mine in northern Ontario which declared commercial production on September 1st, 2012 and the El Chanate mine in Sonora State, Mexico. AuRico's strong project pipeline also includes advanced exploration projects in Mexico and British Columbia.

        AuRico has its registered and executive office located at 110 Yonge Street, Suite 1601, Toronto, Ontario, M5C 1T4 Canada. The Corporation's common shares are listed on the Toronto Stock Exchange (TSX: AUQ) and the New York Stock Exchange (NYSE: AUQ). The Corporation was incorporated under Part 1A of the Companies Act (Quebec) on February 25, 1986, under the name "Golden Rock Explorations Inc." By Articles of Amendment dated April 17, 1998, the Corporation changed its name to "Gammon Lake Resources Inc." and consolidated its common shares on a 15:1 basis. By Articles of Amendment dated June 7, 2007, the Corporation changed its name to, "Gammon Gold Inc." By Articles of Amendment dated June 9, 2011, the Corporation changed its name to its current name, "AuRico Gold Inc." and by Articles of Continuance dated August 26, 2011; the Corporation changed its province of jurisdiction to Ontario.

Recent Developments

        On October 9, 2012, the Corporation entered into a definitive agreement with Minera Frisco, S.A.B. de C.V. ("Minera Frisco"), pursuant to which Minera Frisco agreed to acquire the Corporation's Ocampo mine and the Venus and Los Jarros exploration properties located in Chihuahua, Mexico, as well as a 50% interest in the Orion advanced development project located in Nayarit, Mexico, for total consideration of US$750 million in cash. The transaction closed on December 14, 2012. A portion of the net proceeds of the Ocampo Mine Sale were used to repay AuRico's outstanding balance under its existing $250 million revolving credit facility with a syndicate of lenders.

        On October 5, 2012, the Corporation reached an agreement to settle the class action claim filed by Ed J. McKenna, subject to approval of the court and the right of the Corporation to terminate the settlement agreement under certain circumstances.

        During October 2012, the Corporation sold its entire equity interest in Endeavour Silver Corp. and Crocodile Gold Corporation on a block trade basis for gross proceeds of US$104.6 million.

        On December 13, 2012, the Corporation announced the appointment of Robert J. Chausse as Chief Financial Officer effective January 21, 2013.

Additional Information

        AuRico is subject to the information and reporting requirements of Canadian securities laws and in accordance therewith files periodic reports and other information with securities regulatory authorities in Canada relating to its business, financial condition and other matters. AuRico is required to disclose in such reports certain information, as of particular dates, concerning AuRico's directors and officers, their compensation, stock options granted to them, the principal holders of AuRico's securities and any material interest of such persons in transactions with AuRico. Such reports, statements and other information may be accessed on the SEDAR website (http://www.sedar.com). AuRico is also subject to the informational requirements of the Exchange Act and in accordance therewith files annual reports and furnishes other reports and information with the SEC relating to its business, financial condition and other matters. Such reports and other information filed or furnished by AuRico may be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such reports and other information may also be obtained from the SEC's website (http://www.sec.gov).

        AuRico has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) promulgated thereunder. The Offer to Purchase and this Circular, which constitute a part of the Schedule TO, do not contain all of the information set forth in the Schedule TO and its exhibits.

2.     Authorized Capital

        AuRico's authorized capital consists of an unlimited number of Shares and an unlimited number of preferred shares, issuable in series. As at December 14, 2012, 282,291,947 Shares were outstanding and no preferred shares were outstanding.

3.     Purpose and Effect of the Offer

        AuRico believes that the purchase of Shares under the Offer represents an equitable and efficient means of distributing an aggregate of up to US$300,000,000 in cash to Shareholders who elect to tender while at the same time proportionately increasing the equity interest in the Corporation of Shareholders who do not elect to tender and that the Offer is in the best interests of the Corporation and its Shareholders. The Offer is not expected to preclude AuRico from pursuing its foreseeable business opportunities. After giving effect to the Offer, AuRico expects to have sufficient financial resources and working capital to conduct its ongoing business and operations.

        Shares acquired by the Corporation pursuant to the Offer will be cancelled.

        Applicable Canadian securities laws generally prohibit the Corporation and its affiliates from acquiring any Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or termination of the Offer, except, in the case of acquisitions during the period following the Expiration Date, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law. Rule 13e-4(f)(6) of the Exchange Act prohibits the Corporation and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer. Subject to applicable law, AuRico may in the future purchase additional Shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Corporation will depend on many factors, including the market price of the Shares, the Corporation's business and financial position, the results of the Offer and general economic and market conditions. Certain Officers of AuRico will receive a cash bonus in connection with the closing of the Ocampo Mine Sale and may use some or all of such funds to purchase Shares in the market following expiry of the Offer and subject to applicable laws.

Background to the Offer

        On October 9, 2012, AuRico and Minera Frisco announced that they had entered into a definitive agreement in respect of the Ocampo Mine Sale pursuant to which Minera Frisco would acquire AuRico's Ocampo mine, its Venus and Los Jarros exploration properties and a 50% interest in the Orion advanced exploration project, each located in Mexico, for US$750 million in cash. While the Ocampo Mine Sale was being negotiated in the weeks and months preceding the October 9th announcement, management and the Board of Directors of the Corporation, with the help of their financial advisors, considered the potential for a substantial return of cash to shareholders upon closing of the Ocampo Mine Sale. A return of a substantial share of the post-tax proceeds from the Ocampo Mine Sale was contemplated given the cash that would be available after taking into consideration other potential uses, including the repayment of debt, applicable taxes and bolstering AuRico's balance sheet.

        The press release announcing the Ocampo Mine Sale stated that the Corporation expected to use the net proceeds from the Ocampo Mine Sale to eliminate certain debt obligations, invest in internal growth opportunities, provide sufficient working capital and liquidity for the Corporation going forward and to undertake a significant return of capital to shareholders. Subsequent to the announcement of the Ocampo Mine Sale, a number of AuRico shareholders expressed their support of a return of capital and in discussions with AuRico shareholders, many such shareholders suggested a share buy-back as their preferred method to see this return of capital carried out.

        Management determined that pursuing a substantial issuer bid would be an equitable and efficient use of the Corporation's financial resources. Management again discussed the potential return of capital with the Board of Directors on November 9, 2012, and was instructed to continue developing its proposal on the matter.

        On December 14, 2012, the Corporation closed the Ocampo Mine Sale. On the same date, management presented the Board of Directors with its recommendations in respect of the terms of the Offer as well as materials provided by the Dealer Managers regarding market conditions, recommended deal terms and its confirmation that it would be delivering a written liquidity opinion. The Board of Directors reviewed and considered the terms of the proposed bid and the forms of the Offer, Circular and other documents. The Board of Directors then approved the proposed offer to repurchase up to US$300,000,000 of its Shares, including the pricing of the Offer based on advice from the Dealer Managers, and the Offer, Circular and other documents.

        In evaluating the Offer, the Board of Directors gave careful consideration to a number of factors, including the following:

  (a)
  the view of management that the recent trading price of the Shares is not fully reflective of the value of the Corporation's business and future prospects and that, therefore, the purchase of Shares under the Offer represents an attractive investment and an equitable and efficient means of providing value to its Shareholders and is in the best interests of the Corporation and its Shareholders;

  (b)
  the positive impact that the purchase of Shares having an aggregate Purchase Price not exceeding US$300,000,000 would have on the Corporation's earnings calculated on a per Share basis;

  (c)
  after giving effect to the Offer, AuRico will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer is not expected to preclude AuRico from pursuing its foreseeable business opportunities or the future growth of the Corporation's business;

  (d)
  the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Corporation, should they desire liquidity, in quantities which might not otherwise be available in the market;

  (e)
  tendering Shares under the Offer is optional and available to all Shareholders and, therefore, each Shareholder is free to accept or reject the Offer;

  (f)
  the Offer is not conditional upon any minimum number of Shares being tendered;

  (g)
  the advice of RBC Dominion Securities Inc., the Canadian Dealer Manager, in respect of the Offer, including an opinion from RBC Dominion Securities Inc. regarding the liquidity of the market for the Shares after completion of the Offer;

  (h)
  Shareholders who do not tender their Shares to the Offer will realize a proportionate increase in their equity interest in the Corporation to the extent Shares are purchased by the Corporation pursuant to the Offer; and

  (i)
  the maximum Purchase Price represents a premium of approximately 15.5% over the volume weighted average trading price of the Shares on the TSX of C$7.94 for the last 30 trading days preceding the meeting of the Board of Directors on December 14, 2012 at which the Offer was approved.

        None of AuRico, its Board of Directors, the Dealer Managers or the Depositary makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender.

Liquidity of Market

        As at December 14, 2012, there were 282,291,947 Shares issued and outstanding, of which 281,622,160 Shares comprise the "public float", which excludes Shares owned by "related parties" of the Corporation under applicable securities laws (which includes directors and senior officers of AuRico and of its subsidiaries as well as any person that owns or exercises control or direction over 10% or more of the issued and outstanding Shares). The maximum number of Shares that the Corporation is offering to purchase pursuant to the Offer, if the Purchase Price is determined to be US$8.30 (being the minimum Purchase Price under the Offer), represents approximately 12.8% of the Shares outstanding on that date. If the Corporation purchases such maximum number of Shares, there will be approximately 246,147,369 Shares outstanding.

        The Corporation is relying on the liquid market exemption from the valuation requirement applicable to the Offer pursuant to Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions ("MI 61-101") adopted by the Autorité des marchés financiers (Québec) and the Ontario Securities Commission.

        The Corporation has determined that there is a liquid market in the Shares under the criteria of MI 61-101 because:

  (a)
  there is a published market for the Shares, namely the TSX and the NYSE;

  (b)
  during the 12-month period before December 14, 2012 (the date the Offer was approved):

  (i)
  the number of issued and outstanding Shares was at all times at least 5,000,000, excluding Shares beneficially owned, directly or indirectly, or over which control or direction was exercised, by related parties and Shares that were not freely tradeable;

  (ii)
  the aggregate trading volume of the Shares on the TSX, being the published market on which the Shares are principally traded, was at least 1,000,000 Shares;

  (iii)
  there were at least 1,000 trades in Shares on the TSX;

  (iv)
  the aggregate trading value based on the price of the trades referred to in clause (iii) was at least C$15,000,000; and

  (c)
  the market value of the Shares on the TSX, as determined in accordance with applicable rules, was at least C$75,000,000 for November 2012, being the calendar month preceding the calendar month in which the Offer was announced.

        The Board of Directors also believes that it is reasonable to conclude that, following completion of the Offer, there will be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

        In making their determination, the Board of Directors considered many factors, including without limitation:

  (a)
  the extent by which the trading volume, number of trades and aggregate trading value during the 12 month period preceding the Offer, the size of the public float and the market value of the Shares, exceeds the minimum objective liquid market requirements pursuant to MI 61-101; and

  (b)
  the number of Shares to be acquired in relation to the public float, the trading volumes of and the number of trades in the Shares on the TSX and NYSE, the value of trades on the TSX and NYSE and the market value of the Shares, in the 12 months preceding the Offer;

  (c)
  the effect that the purchase of the maximum number of Shares that AuRico is offering to purchase pursuant to the Offer would have on the aggregate shareholdings of related parties of AuRico; and

  (d)
  a liquidity opinion from the Dealer Manager as described below.

        Accordingly, the Corporation is exempted from the valuation requirements of the securities regulatory authorities in Canada applicable to issuer bids generally in connection with the Offer. Despite the fact that the Board of Directors is of the view that both as of the date hereof and following the taking up of Shares pursuant to the Offer, there is and will continue to be a liquid market for the Shares and that there is no legal requirement to obtain a liquidity opinion, the Corporation has, on a voluntary basis, obtained such a liquidity opinion. RBC Dominion Securities Inc. has provided an opinion to the Board of Directors to the effect that, based on and subject to the assumptions and limitations stated in its liquidity opinion, there is a liquid market for the Shares as of December 14, 2012 and that it is reasonable to conclude that, on completion of the Offer in accordance with its terms, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the liquidity opinion of RBC Dominion Securities Inc. is attached hereto as Schedule A. This summary of the opinion of RBC Dominion Securities Inc. is qualified in its entirety by reference thereto. Shareholders are encouraged to read the liquidity opinion in its entirety. RBC Dominion Securities Inc. has been engaged to act as a Dealer Manager in connection with the Offer and will receive fees for such services. See "Issuer Bid Circular — Fees and Expenses". Accordingly, RBC Dominion Securities Inc. is not independent of the Corporation in connection with the Offer for purposes of MI 61-101.

Additional Securities Law Considerations

        AuRico is a reporting issuer (or the equivalent thereof) in each of the provinces and territories of Canada, and the Shares are listed on the TSX. AuRico believes that the purchase of Shares pursuant to the Offer will not result in: (i) AuRico ceasing to be a reporting issuer in any jurisdiction in Canada or (ii) the Shares being delisted from the TSX.

        The Shares are registered under Section 12(b) of the Exchange Act and are quoted on the NYSE. AuRico believes that the purchase of Shares pursuant to the Offer will not result in: (i) the Shares becoming eligible for deregistration under Section 12(b) of the Exchange Act or (ii) the Shares being delisted from the NYSE.

        The Shares are currently "margin securities" under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. AuRico believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board's margin regulations.

4.     Withdrawal Rights

        The withdrawal rights of Shareholders are described under "Offer to Purchase — Withdrawal Rights" and are incorporated into and form part of this Circular.

5.     Financial Information

        A copy of the most recent audited consolidated financial statements for the fiscal year-ended December 31, 2011 is available on the SEDAR website at http://www.sedar.com, on the SEC's website at http://www.sec.gov, and on the Corporation's website. Shareholders who wish to obtain a copy of these financial statements may do so, without charge, upon written request to the Corporation at 110 Yonge Street, Suite 1601, Toronto, Ontario M5C 1T4 Canada.

6.     Price Range and Trading Volume of the Shares

        The outstanding Shares are traded on the TSX under the trading symbol 'AUQ' and on the NYSE under the trading symbol 'AUQ'. The following table sets forth for the periods indicated the high and low closing prices per Share and volume of Shares traded on such exchanges as compiled from the TSX (as reported by TSX Historical Data Access) and the NYSE (as reported by Bloomberg):

	TSX			NYSE
	High Price	Low Price	Volume	High Price	Low Price	Volume
	(C$)	(C$)		(US$)	(US$)
2012
December 1 - 14	8.29	7.22	6,289,756	8.52	7.28	4,033,878
November	8.49	7.46	17,731,404	8.46	7.46	9,244,969
October	8.34	6.26	30,631,271	8.35	6.42	12,245,144
3rd Quarter of 2012
September	7.24	5.49	31,273,115	7.46	5.54	14,163,157
August	7.09	6.18	17,141,549	7.14	6.24	7,176,677
July	8.69	6.22	20,963,370	8.56	6.13	10,334,308
2nd Quarter of 2012
June	8.84	8.03	19,173,412	8.61	7.75	10,549,841
May	9.19	6.86	19,636,017	9.29	6.80	10,751,204
April	9.08	7.95	18,441,409	9.16	8.08	10,104,202
1st Quarter of 2012
March	9.98	8.58	21,392,528	10.12	8.69	12,378,457
February	10.06	8.76	22,545,752	10.12	8.75	8,722,504
January	9.56	8.52	22,702,917	9.58	8.39	8,193,461
4th Quarter of 2012
December	9.89	7.71	21,731,541	9.77	7.56	30,387,443
November	11.11	9.60	25,180,397	10.93	9.14	8,825,271
October	10.61	9.12	22,810,643	10.36	9.03	9,829,339
3rd Quarter of 2011
September	12.28	9.82	34,064,006	12.43	9.40	12,087,863
August	13.90	11.05	24,937,216	14.01	11.35	11,810,611
July	12.58	10.50	11,202,480	13.32	10.73	5,586,617
2nd Quarter of 2011
June	10.63	8.80	13,075,325	10.99	8.97	7,002,400
May	10.00	9.03	15,381,292	10.49	9.43	7,895,106
April	10.35	9.50	25,211,820	10.91	9.84	9,056,496
1st Quarter of 2011
March	10.09	8.15	14,370,768	10.45	8.22	8,317,137
February	9.20	7.71	12,642,802	9.29	7.83	5,123,760
January	8.22	7.15	9,198,402	8.31	7.20	5,649,339
4th Quarter of 2010
December	8.20	6.92	13,954,578	8.19	6.82	8,073,344

        On December 14, 2012, the last full trading day prior to the date of the announcement of the Offer, the closing price of the Shares on the TSX was C$8.29 per Share and on the NYSE was US$8.25 per Share.

7.     Dividend Policy

        To date, the Corporation has paid no dividends on its Shares. The payment of future dividends, if any, will be reviewed periodically by the Corporation's directors and will depend upon, among other things, conditions then existing, including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors. In connection with the announcement of the Ocampo Mine Sale, the Corporation has previously disclosed that it is seeking to undertake a significant return of capital to shareholders. In conjunction with this intent, the Corporation is considering the possibility of paying dividends on its Shares and, although no decision has been made with respect to the payment of any dividends, the Corporation expects to be in a position to announce a dividend policy in conjunction with the filing of its financial statements for the year ended December 31, 2012.

8.     Previous Purchases and Sales

        AuRico has not purchased any Shares or any other of its securities during the twelve-month period prior to the date hereof other than the purchase on December 21, 2011 of C$3,000,000 of convertible senior notes assumed by AuRico as a result of the acquisition of, and subsequent amalgamation, with Northgate Minerals Corporation. The only securities sold by AuRico in the twelve-month period prior to the date hereof are set out in the tables found in section 9 below. See "Issuer Bid Circular — Previous Distributions".

9.     Previous Distributions

        Except as described below, AuRico has not distributed Shares during the five-year period preceding the date of the Offer.

(i)    Shares Issued Pursuant to Stock Options

        The Corporation's Stock Option Plan (the "Stock Option Plan") was adopted in accordance with the requirements of TSX and provides for the issuance of securities of the Corporation as compensation to eligible directors, officers, employees and consultants of the Corporation. The Stock Option Plan is administered by the Board of Directors. The Corporation may grant options to purchase Shares ("Options") at a price determined by calculating the volume weighted average price of the shares on the TSX for the five trading days immediately preceding the grant of such Options. Options are only awarded every alternating year unless they are awarded for special merit for exemplary performance, change in position or increase in responsibility or to new employees as an inducement, depending on position. Options generally vest in 25% increments over four years and expire seven years after the date of grant, with those Options granted prior to May 2008 expiring five years after the date of grant. The maximum number of Shares of the Corporation that may be set aside for issue under the Stock Option Plan may not exceed 6% of the Shares issued and outstanding from time to time on a non-diluted basis. Pursuant to TSX rules, the Stock Option Plan is set to be renewed by shareholder approval in 2014. The Corporation has also previously granted Options, separately from the Stock Option Plan, to certain former and current executive officers of the Corporation as employment-related inducement awards ("Option Inducement Awards"). Option Inducement Awards are exercisable at a price equal to the volume weighted average price of the Shares on the TSX for the five trading days immediately preceding the grant date, and which generally vest in 25% increments over four years and expire between five and seven years after the date of grant.

        The table below indicates the number of Shares issued by AuRico during each of its five most recently completed fiscal years upon the exercise of Options, the weighted average price per Share and the aggregate proceeds received by the Corporation:

Fiscal Year Ended December 31	Number of Shares Issued		Average Price per Share	Aggregate Proceeds Received by AuRico
			(C$)	(C$)
2011	976,088	(1)	$6.10	$5,666,000
2010	1,432,940	(2)	$6.19	$8,864,000
2009	3,785,460		$6.04	$22,856,000
2008	2,558,405		$2.69	$6,893,000
2007	5,286,255		$7.00	$38,815,000

Notes:

(1)
Of these 137,500 Shares were issued as a result of the exercise of Options granted as Option Inducement Awards.

(2)
Of these 172,500 Shares were issued as a result of the exercise of Options granted as Option Inducement Awards.

        Since December 31, 2011, the Corporation has issued an aggregate of 199,682 Shares upon the exercise of Options, at a weighted average price per Share of C$4.89 for aggregate gross proceeds of C$977,000 to the Corporation.

(ii)   Shares Issued Pursuant to Employee Share Purchase Plan

        The Corporation's Employee Share Purchase Plan (the "ESPP") was implemented on July 1, 2009 to provide officers, directors, employees and consultants ("ESPP Participants") with the opportunity to become shareholders of the Corporation and to invest in the Corporation's future. ESPP Participants are entitled to contribute up to 10% of their annual base salary (excluding overtime, bonuses, allowances and other extraordinary compensation) to the ESPP. The Corporation will contribute an amount equal to 75% of the ESPP Participant's contribution, and all contributions are then used to purchase Shares of the Corporation on a quarterly basis. The purchase price per Share is the volume-weighted average trading price of the Shares on the TSX, for ESPP Participants residing in Canada, and on the NYSE, for ESPP Participants residing in the United States or other countries, for the five consecutive trading day period prior to the end of the reporting quarter in respect of which the Shares are issued. The maximum number of Shares of the Corporation that may be issued under the ESPP is 1,250,000 Shares, representing less than 1% of the outstanding Shares as of December 14, 2012. The number of Shares remaining available for future issuance under the ESPP is 848,237.

        The table below indicates the number of Shares issued by AuRico during each of its five most recently completed fiscal years in connection with the ESPP, the weighted average price per Share and the aggregate proceeds received by the Corporation:

Fiscal Year Ended December 31	Number of Shares Issued	Average Price per Share	Aggregate Proceeds Received by AuRico
		(C$)	(C$)
2011	76,539	$9.49	$414,993
2010	73,823	$7.51	$317,007
2009	11,302	$8.70	$56,182
2008	—	—	—
2007	—	—	—

        Since December 31, 2011, the Corporation has issued an aggregate of 240,104 Shares in connection with the ESPP at a weighted average price per Share of C$7.86 for aggregate proceeds of C$1,078,999 to the Corporation.

(iii) Shares Issued Pursuant to Deferred Share Unit Plan

        The Deferred Share Unit Plan (the "DSU Plan") was implemented to further align the interests of directors of the Corporation, the President and CEO, CFO and COOs (the "DSU Participants") with Shareholders' interests and the Corporation's values of behaving like an owner, continuously improving the Corporation and delivering results, so as to increase the value of the shares going forward. Directors may elect each year to receive all or part of their annual retainer in deferred share units ("DSUs") having a market value equal to the portion of the retainer to be received in that form, subject to such limits as the Board of Directors may impose. The Board of Directors may also grant, each year, DSUs to directors or executive officers of the Corporation having a market value not greater than the annual retainer or base salary for each such director or executive officer. The number of DSUs issued is determined by dividing the amount of the retainer or base salary determined as the basis for the award by the volume-weighted average trading price of the Shares (as reported by the TSX) for the five trading days immediately preceding the date the DSUs are awarded.

        DSUs awarded to directors and executive officers of the Corporation vest immediately, unless otherwise determined by the Board of Directors. Each DSU may be redeemed for one Share upon the DSU Participant ceasing to hold any position with the Corporation (whether by termination, retirement or death).

        The maximum number of Shares of the Corporation that may be issued under the DSU Plan is 1,000,000 Shares, representing less than 1% of the outstanding Shares as of December 14, 2012. The number of Shares remaining available for future issuance under the DSU Plan is 746,182.

        No Shares have been issued by the Corporation upon redemption of DSUs in its five most recently completed fiscal years. Since December 31, 2011, the Corporation has issued an aggregate of 34,419 Shares upon redemption of DSUs with an average redemption price per Share of C$9.19.

(iv)  Other Previous Distributions

  •
  on October 26, 2011, in connection with the acquisition of Northgate Minerals Corporation (Northgate), the Corporation issued an aggregate of 106,729,666 Shares to former shareholders of Northgate;

  •
  on April 8, 2011, in connection with the acquisition of Capital Gold Corporation (CGC), the Corporation issued an aggregate of 32,796,771 Shares to former shareholders of CGC, an aggregate of 381,014 Shares as a result of change of control payments triggered by the acquisition of CGC and 260,000 Shares in acquisition-related share issuances;

  •
  in August of 2011, the Corporation issued an aggregate of 1,500,000 Shares on the exercise of warrants at a price of C$10.13 per Share for gross proceeds of C$15,195,000 to the Corporation;

  •
  an aggregate of 665,381 Shares were issued in connection with bonus payments to former and current executive officers of the Corporation (50,000 Shares were issued on December 1, 2008 at a price of C$3.19 per Share, 594,022 Shares were issued on July 24, 2009 at a price of C$7.78 per Share, and 21,359 Shares were issued on January 24, 2011 at a price of C$7.21 per Share); and

  •
  on October 22, 2009, the Corporation completed a bought deal public offering of an aggregate of 12,926,000 Shares at a price of US$8.90 per Share for gross proceeds of US$115,041,400 to the Corporation.

10.   Interest of Directors and Officers; Transactions and Arrangements Concerning Shares

        Neither the Corporation nor, to the Corporation's knowledge, any of its officers or directors is a party to any agreement, commitment or understanding, formal or informal, with any securityholder relating, directly or indirectly, to the Offer or with any other person or company with respect to any securities of the Corporation in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Corporation and any of its directors or officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.

        Except as disclosed herein, neither the Corporation nor, to the Corporation's knowledge, any of its officers or directors has current plans or proposals which relate to, or would result in, any extraordinary corporate transaction involving the Corporation, such as: a "going private transaction"; merger; reorganization; liquidation; the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Corporation may from time to time consider various acquisition or divestiture opportunities); the purchase of a material amount of assets; any change in its present Board of Directors or management; any material change in its indebtedness, dividend policy or capitalization; any other material change in its business or corporate structure; any material change in its articles or by-laws; or other actions that could impede the acquisition of control of the Corporation, cause any class of equity securities of the Corporation to be de-listed from the TSX or the NYSE, cause any class of equity securities of the Corporation to become eligible for termination of registration under the Exchange Act, result in the acquisition by any person of additional securities of the Corporation or the disposition of securities of the Corporation, or any actions similar to any of the foregoing.

Ownership of Securities of the Corporation

        The following table indicates, as at December 14, 2012, the number of outstanding securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and officer of the Corporation and, to the Knowledge of the Corporation after reasonable inquiry, their respective associates and affiliates. No person or company is acting jointly or in concert with the Corporation in connection with the Offer.

Name(1)	Relationship with AuRico	No. of Shares	No. of Options	No. of DSUs
Colin Benner	Executive Chairman of the Board	23,974 (<1%)	350,000 (4%)	19,416
Ron Smith	Director	5,564 (<1%)	125,000 (1.4%)	16,530
Richard Colterjohn	Director	300,000(2) (<1%)	125,000 (1.4%)	21,312
Patrick Downey	Director	11,990 (<1%)	209,500 (2.4%)	4, 264
Alan Edwards	Director	10,047 (<1%)	125,000 (1.4%)	7,977
Joseph Spiteri	Director	9,801 (<1%)	100,000 (1.1%)	3,163
Mark Daniel	Director	8,863 (<1%)	162,050 (1.8%)	4,264
Scott Perry	Director, President & CEO	83,882 (<1%)	414,876 (4.7%)	51,872
Trent Mell	Executive VP, Corporate Affairs	—	200,000 (2.3%)	—
Peter MacPhail	COO, Canadian Operations	28,179 (<1%)	309,942 (3.5%)	—
Russell Tremayne	Executive VP & COO, Mexican Operations	89,458 (<1%)	378,600 (4.3%)	50, 291
Charlene Milner	VP, Finance	—	131,500 (1.5%)	—
Chris Richter	VP, Corporate Development	12,286 (<1%)	100,000 (1.1%)	—
Chris Bostwick	Senior VP, Technical Services	18,167 (<1%)	180,000 (2.0%)	—
Chris Rockingham	VP, Exploration & Business Development	29,058 (<1%)	250,750 (2.8%)	—
Anne Day	VP, Investor Relations	5,433 (<1%)	65,000 (<1%)	—
Luis Chavez	Director, Mexican Operations	33,085 (<1%)	87,500 (<1%)	—

Notes:

(1)
The business address of each director, officer and senior manager above is c/o AuRico Gold Inc., 110 Yonge Street, Suite 1601, Toronto, Ontario, M5C 1T4.

(2)
Includes 100,000 Shares owned beneficially by Angela Colterjohn in respect of which Mr. Colterjohn exercises control and direction.

        As of December 14, 2012, all directors and officers of the Corporation as a group beneficially owned or exercised control or direction over an aggregate of 669,787 Shares (or 3,984,505 including Shares which such individuals have a right to acquire by exercising Options) representing less than 1% of the Shares outstanding (or approximately 1.4% including Shares which such individuals have a right to acquire by exercising Options).

Transactions in Shares

        The following table sets out transactions in Shares by directors and executive officers of the Corporation in the last 60 days:

Identity	Date of Transaction	Amount of Shares	Price (C$)	Description of Transaction
Scott Perry	October 11, 2012	2,766	$6.78	ESPP Purchase
Peter MacPhail	October 11, 2012	2,373	$6.78	ESPP Purchase
	October 15, 2012	3,200	$7.21	Secondary Market (Purchase)
	October 16, 2012	3,000	$7.61	Secondary Market (Purchase)
Russell Tremayne	October 11, 2012	2,209	$6.78	ESPP Purchase
Charlene Milner	October 11, 2012	1,327	$6.78	ESPP Purchase
	November 26, 2012	2,427	$8.00	Secondary Market (Sale)
	November 28, 2012	3,232	$7.80	Secondary Market (Sale)
Chris Richter	October 11, 2012	1,257	$6.78	ESPP Purchase
Chris Bostwick	October 11, 2012	1,888	$6.78	ESPP Purchase
Chris Rockingham	October 11, 2012	1,737	$6.78	ESPP Purchase
Anne Day	October 11, 2012	660	$6.78	ESPP Purchase
Colin Benner	October 11, 2012	806	$6.78	ESPP Purchase
Ron Smith	October 11, 2012	419	$6.78	ESPP Purchase
Richard Colterjohn	October 11, 2012	1,843	$6.78	DSU Award
Patrick Downey	October 11, 2012	322	$6.78	ESPP Purchase
Alan Edwards	October 11, 2012	387	$6.78	ESPP Purchase
Joseph Spiteri	October 11, 2012	322	$6.78	ESPP Purchase
		123	$6.78	DSU Award
Luis Chavez	October 11, 2012	1,394	$6.78	ESPP Purchase
Mark Daniel	October 11, 2012	419	$6.78	ESPP Purchase

11.   Acceptance of Offer and Arrangements with Shareholders

        The Corporation's directors and officers have advised that they do not intend to tender Shares pursuant to the Offer.

12.   Commitments to Acquire Shares

        The Corporation has no commitments to purchase Shares, other than pursuant to the Offer. To the knowledge of the Corporation, after reasonable inquiry, no person or company named under "Issuer Bid Circular — Interest of Directors and Officers; Transactions and Arrangements Concerning Shares" has any commitment to acquire Shares.

13.   Benefits from the Offer

        No person or company named under "Issuer Bid Circular — Interest of Directors and Officers; Transactions and Arrangements Concerning Shares" will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than those benefits available to any Shareholder in accepting or refusing to accept the Offer.

14.   Material Changes in the Affairs of the Corporation

        Except as described or referred to herein, the Corporation and its directors and officers are not currently aware of any plans or proposals for material changes in the affairs of the Corporation, of any material changes that have occurred since September 30, 2012, the date of the most recent consolidated financial statements of the Corporation, other than as have been publicly disclosed or of any material fact concerning the Shares or any other matter not previously generally disclosed which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

15.   Bona Fide Offers

        No bona fide prior offer that relates to the Shares or is otherwise relevant to the Offer has been received by the Corporation during the 24 months preceding the date hereof.

16.   Prior Valuations

        To the knowledge of the directors and officers of the Corporation, no "prior valuations" (as defined in MI 61-101) regarding the Corporation have been prepared within the 24 months preceding the date hereof.

17.   Accounting Treatment of the Offer

        The accounting for the Corporation's purchase of the Shares in the Offer will result in a reduction in the Corporation's share capital by an amount equal to the number of Shares purchased pursuant to the Offer multiplied by the average book value per Share. The difference between the aggregate purchase price of the Shares and the aggregate average book value of the Shares purchased will be charged to retained earnings. In addition, all costs related to the Offer will be charged to share capital. In the event the Offer is cancelled or terminated, all costs related to the Offer will be charged to earnings.

18.   Income Tax Consequences

Certain Canadian Federal Income Tax Considerations

        The Corporation has been advised by Norton Rose Canada LLP that the following summary describes the principal Canadian federal income tax considerations generally applicable, as at the date hereof, to a sale of Shares pursuant to the Offer.

        This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current administrative policies and assessing practices of the CRA publicly available prior to the date hereof. This summary assures that the Proposed Amendments will be enacted in the form currently proposed. However, no assurances can be given that the Proposed Amendments will be enacted as currently proposed, or at all. This summary does not otherwise take into account or anticipate changes in law or administrative policies or practices, nor does it take into account provincial, territorial or foreign tax considerations, which considerations may differ significantly from those discussed herein.

        This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Shareholder and no representations with respect to Canadian federal income tax consequences to any particular Shareholder are made. Accordingly, Shareholders are urged to consult their own tax advisors with respect to their particular circumstances.

        This summary assumes that at all relevant times the Shares will be listed on a designated stock exchange for purposes of the Tax Act (which currently includes the TSX and the NYSE).

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Shares must be expressed in Canadian dollars, including adjusted cost base and proceeds of disposition. Any amount denominated in another currency must be converted into Canadian dollars using exchange rates as determined in accordance with the Tax Act.

        THE DEEMED DIVIDEND TAX TREATMENT DESCRIBED BELOW ON THE SALE OF SHARES PURSUANT TO THE OFFER DIFFERS FROM THE CAPITAL GAIN (OR CAPITAL LOSS) TREATMENT WHICH WOULD GENERALLY APPLY TO A SALE IN THE MARKET. ACCORDINGLY, SHAREHOLDERS THAT ARE NOT GENERALLY EXEMPT FROM CANADIAN FEDERAL INCOME TAX MAY WISH TO CONSIDER SELLING THEIR SHARES IN THE MARKET PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE CAPITAL GAIN (OR CAPITAL LOSS) TREATMENT ON THE DISPOSITION OF THEIR SHARES. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE WHETHER DOING SO WOULD BE ADVANTAGEOUS FOR THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Shareholders Resident in Canada

        This portion of the summary is applicable to Shareholders who, at all relevant times, for purposes of the Tax Act, (i) are resident or deemed to be resident in Canada, (ii) are not exempt from tax under the Tax Act, (iii) hold Shares as capital property, and (iv) deal at arm's length with the Corporation and are not affiliated with the Corporation ("Resident Shareholders"). The Shares generally will be considered to be capital property to a Resident Shareholder provided that the Resident Shareholder does not use or hold the Shares in the course of carrying on a business and has not acquired the Shares in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Resident Shareholders whose Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Shares, and all other "Canadian securities", as defined in the Tax Act, owned by such Resident Shareholders in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. This summary is not applicable to Resident Shareholders who acquired Shares pursuant to the exercise of an employee stock option or other compensation arrangement and who sell their Shares pursuant to the Offer. This summary is also not applicable to a Resident Shareholder (a) that is a "financial institution" for purposes of the mark-to-market rules contained in the Tax Act, (b) that is a "specified financial institution" for purposes of the Tax Act, (c) an interest in which is a "tax shelter investment" as defined in the Tax Act, or (d) that reports its "Canadian tax results" within the meaning of section 261 of the Tax Act in a currency other than Canadian currency. Such Resident Shareholders should consult their own tax advisors with respect to their particular circumstances.

Individual Resident Shareholders

        A Resident Shareholder that is an individual (including a trust) ("Individual Resident Shareholder") and who sells a Share to AuRico pursuant to the Offer will be deemed to receive a taxable dividend equal to the excess of the amount paid by AuRico for the Share over the paid-up capital of the Share for purposes of the Tax Act. AuRico estimates that on the Expiration Date the paid-up capital per Share will be approximately C$5.78 for purposes of the Tax Act.

        The deemed dividend will be included in computing an Individual Resident Shareholder's income, and will generally be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by individual shareholders from a taxable Canadian corporation, including the enhanced gross-up and dividend tax credit for "eligible dividends". AuRico intends to designate the deemed dividend arising as a result of the sale of Shares to AuRico pursuant to the Offer as an "eligible dividend" for these purposes.

        The difference between the amount paid by AuRico for a particular Share and the amount deemed to be received by an Individual Resident Shareholder as a dividend in respect of the Share will be treated as proceeds of disposition of the Share for purposes of computing any capital gain or capital loss arising on the disposition of the Share. An Individual Resident Shareholder will realize a capital loss (or capital gain) as a result of such disposition equal to the amount by which the Individual Resident Shareholder's proceeds of disposition, net of any reasonable costs of disposition, are less than (or exceed) the adjusted cost base to the Individual Resident Shareholder of such Share. See "Taxation of Capital Gains and Losses" below.

        An Individual Resident Shareholder (other than a trust) who has realized a capital loss on the sale of Shares pursuant to the Offer could have all or a portion of that loss denied if the Resident Shareholder or a person affiliated with the Individual Resident Shareholder has acquired Shares in the period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer, and such acquired Shares are owned by such Individual Resident Shareholder or by a person affiliated with such Individual Resident Shareholder at the end of such period. Trusts are also subject to similar loss denial rules in such circumstances.

        If the Resident Shareholder is a trust of which a corporation is a beneficiary, the amount of any capital loss will be reduced by the amount of dividends received or deemed to have been received on the Share (including any dividends deemed to be received as a result of the sale of the Share to AuRico under the Offer) to the extent and under the circumstances specified in the Tax Act. Similar rules apply where a partnership or a trust is a beneficiary of a trust or such a trust is a member of a partnership that disposes of a Share pursuant to the Offer.

        Individual Resident Shareholders (including certain trusts) who realize a capital gain as a result of a sale of Shares under the Offer may be subject to "alternative minimum tax" under the Tax Act, and should consult their own tax advisors in this regard.

Corporate Shareholders Resident in Canada

        A Shareholder that is a corporation resident in Canada and that sells a Share to AuRico pursuant to the Offer ("Corporate Resident Shareholder") will (subject to the potential application of subsection 55(2) of the Tax Act described below) be deemed to receive a taxable dividend equal to the excess of the amount paid by AuRico for the Share over the paid-up capital of the Share for purposes of the Tax Act. AuRico estimates that on the Expiration Date the paid-up capital per Share will be approximately C$5.78 for purposes of the Tax Act.

        The amount of any deemed dividend that is not required to be recognized as proceeds of disposition under subsection 55(2) of the Tax Act, as described below, will be included in computing the Corporate Resident Shareholder's income as a dividend and ordinarily will be deductible in computing its taxable income. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay a refundable tax under Part IV of the Tax Act equal to 33 1/3% of the amount of the deemed dividend. Corporate Resident Shareholders should consult their own tax advisors for specific advice with respect to the possible application of Part IV tax.

        Under subsection 55(2) of the Tax Act, a Corporate Resident Shareholder may be required to treat all or a portion of a deemed dividend as proceeds of disposition and not as a taxable dividend. Generally, subsection 55(2) will apply to recharacterize the deemed dividend arising on the disposition of a Share under the Offer as proceeds of disposition if the result of the deemed dividend is to effect a significant reduction in the portion of the capital gain that would otherwise have been realized on a disposition of the Share at fair market value. However, subsection 55(2) of the Tax Act does not apply to the portion (if any) of the dividend that is subject to tax under Part IV of the Tax Act where that tax is not refunded under the circumstances specified in subsection 55(2) and it does not apply if the dividend would not be deductible in computing taxable income. Corporate Resident Shareholders should consult their own tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act.

        The difference between the amount paid by AuRico and the amount deemed to be received by a Corporate Resident Shareholder as a taxable dividend will be treated as proceeds of disposition of the Shares for purposes of computing any capital gain or capital loss arising on the disposition of the Shares. The Corporate Resident Shareholder will realize a capital loss (or capital gain) equal to the amount by which the Corporate Resident Shareholder's proceeds of disposition, net of any reasonable costs of disposition, are less than (or exceed) the adjusted cost base to the Corporate Resident Shareholder of such Share. See "Taxation of Capital Gains and Losses", below.

        The amount of any capital loss otherwise realized by a Corporate Resident Shareholder will be reduced by the amount of dividends or deemed dividends received on the Shares (including any dividend deemed to be received as a result of the sale of the Share to AuRico under the Offer), to the extent and in the circumstances specified in the Tax Act. Similar rules apply where a corporation is a member of a partnership or a beneficiary of a trust that disposes of a Share pursuant to the Offer, and where a corporation is a beneficiary of a trust and such trust is a member of a partnership that disposes of a Share pursuant to the Offer.

        A Corporate Resident Shareholder that has realized a capital loss on the sale of Shares pursuant to the Offer could have all or a portion of that loss denied if the Corporate Resident Shareholder or a person affiliated with the Corporate Resident Shareholder has acquired Shares in the period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer, and such acquired Shares are owned by such Corporate Resident Shareholder or by a person affiliated with such Corporate Resident Shareholder at the end of such period. Corporate Resident Shareholders should consult their own tax advisors with respect to the application of the "stop-loss" rules.

        A Corporate Resident Shareholder that is a Canadian-controlled private corporation (as defined in the Tax Act) throughout the year may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains (but not to include dividends or deemed dividends that are deductible in computing taxable income).

Taxation of Capital Gains and Losses

        Under the Tax Act, one-half of any capital loss (or capital gain) realized by a Resident Shareholder is an allowable capital loss (or taxable capital gain, as the case may be). A taxable capital gain must be included in a Resident Shareholder's income. Allowable capital losses are deducted against taxable capital gains in the year in which such allowable capital losses are realized, subject to and in accordance with the provisions of the Tax Act. Any allowable capital losses in excess of taxable capital gains realized in the year may generally be applied to reduce taxable capital gains realized by the Resident Shareholder in the three preceding taxation years or in any subsequent taxation year to the extent and under the circumstances specified in the Tax Act in this regard.

Shareholders Not Resident in Canada

        This portion of the summary applies to a Shareholder who, for purposes of the Tax Act, and at all relevant times (i) is neither resident nor deemed to be resident in Canada, (ii) does not use or hold Shares in connection with carrying on a business in Canada, (iii) has not, either alone or in combination with persons with whom the Shareholder does not deal at arm's length, owned (or had an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of AuRico at any time within the 60 months preceding the sale of the Shares under the Offer and whose Shares are not otherwise "taxable Canadian property" as defined in the Tax Act, (iv) deals at arm's length with AuRico, and (v) is not an insurer that carries on an insurance business in Canada and elsewhere (a "Non-Canadian Holder").

        If a Share of a Non-Canadian Holder is purchased by AuRico under the Offer, the Non-Canadian Holder will be deemed to have received a dividend paid by AuRico as discussed under "Shareholders Resident in Canada". Such dividend will be subject to Canadian withholding tax at a rate of 25%, or such lower rate as may be provided under the terms of an applicable income tax treaty or convention between Canada and the Non-Canadian Holder's jurisdiction of residence. Under the Canada-United States Income Tax Convention as amended (the "U.S. Convention") the rate of withholding tax applicable to a deemed dividend received by a Shareholder resident in the United States for purposes of the U.S. Convention and entitled to the benefits of the U.S. Convention in respect of such dividend generally will be reduced to 15%. Non-Canadian Holders should consult their own tax advisers to determine their entitlement to relief under an income tax treaty or convention. A Non-Canadian Holder will be required to complete form NR301 — "Declaration of eligibility for benefits under a tax treaty for a non-resident taxpayer" (or a different form, if applicable) and submit it to the Depositary to obtain a lower withholding tax rate under a tax treaty.

        A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of a Share pursuant to the Offer.

        IN VIEW OF THE DEEMED DIVIDEND TAX TREATMENT DESCRIBED ABOVE ON A SALE OF SHARES BY A NON-CANADIAN HOLDER, PURSUANT TO THE OFFER, AND THE RESULTING CANADIAN WITHHOLDING TAX, SUCH SHAREHOLDERS MAY WISH TO SELL SHARES IN THE MARKET PRIOR TO THE EXPIRATION DATE AS AN ALTERNATIVE TO ACCEPTING THE OFFER. NON-CANADIAN SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE WHETHER DOING SO WOULD BE ADVANTAGEOUS IN THEIR CIRCUMSTANCES.

Certain Material United States Federal Income Tax Considerations to United States Holders

        The following is a general summary of the principal United States federal income tax consequences generally applicable to a beneficial owner of Shares that is a United States Holder (as defined below) and that tenders and sells Shares to AuRico pursuant to the Offer. This summary is based on the current provisions of the Code, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences that are materially different from those discussed below.

        The summary applies only to United States Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code and does not purport to address all aspects of United States federal income taxation that may be relevant to particular United States Holders in light of their particular circumstances. Specifically, the summary does not address the United States federal income tax consequences to certain types of United States Holders subject to special treatment under the Code (including, but not limited to, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, retirement plans, insurance companies, persons holding the Shares as part of a hedging, integrated or conversion transaction, constructive sale or "straddle," persons that hold Shares as part of a "wash sale", persons who acquired Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, United States expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies, holders whose functional currency is not the United States dollar, Non-United States Holders (as defined below), persons that own an interest in a partnership or other pass-through entity that holds Shares, and persons that have owned, or are deemed to have owned, 10% or more of the voting shares of AuRico at any time during the five-year period ending on the date on which AuRico acquires Shares pursuant to the Offer).

        This summary does not address the U.S. federal income tax consequences of the conversion or exercise of Options. Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

        In addition, this summary does not discuss any aspect of United States state and local tax laws or non-United States tax laws that may be applicable to any Shareholder, or any United States federal tax considerations other than United States federal income tax considerations.

        For purposes of this summary, a "United States Holder" is (i) an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A "Non-United States Holder" means any holder of Shares that is not a United States Holder.

        The tax treatment of a partner in a partnership, or other entity treated as a partnership for United States federal income tax purposes, will generally depend on the status of the partner and the activities of the partnership. Partnerships tendering Shares and persons holding beneficial interests in Shares through a partnership are urged to consult their own tax advisors.

        This summary has no binding effect or official status of any kind; AuRico cannot assure United States Holders that the conclusions reached below would be sustained by a court if challenged by the IRS.

        This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular United States Holder. This summary was prepared in connection with AuRico's offer to purchase Shares. This summary was not intended to be used, and cannot be used, by any taxpayer for the purpose of avoiding any tax penalties that may be imposed on the taxpayer. United States Holders are urged to consult their own tax advisors as to the specific tax consequences of the Offer to them in light of their particular circumstances, including tax return reporting requirements, the applicability and effect of United States federal, state, local and any non-United States tax laws, and the effect of any proposed changes in applicable tax laws.

In General

        A United States Holder's exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As discussed below, the United States federal income tax consequences to a United States Holder may vary depending upon the United States Holder's particular facts and circumstances. In particular, whether the exchange is properly treated as a sale or exchange or a distribution will depend on the facts applicable to a United States Holder's particular situation. Accordingly, United States Holders should consult their own tax advisors as to the United States federal income tax consequences to them of participating in the Offer.

Treatment as a Sale or Exchange

        Under Section 302 of the Code, a transfer of Shares to AuRico by a United States Holder pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares only if the receipt of cash upon the sale (a) is "substantially disproportionate" with respect to the United States Holder, (b) results in a "complete redemption" of the United States Holder's interest in AuRico or (c) is "not essentially equivalent to a dividend" with respect to the United States Holder. These tests (the "Section 302 tests") are explained more fully below.

        If any of the Section 302 tests is satisfied, a tendering United States Holder will recognize gain or loss equal to the difference between the amount realized (generally determined as described below and before any withholding tax) by the United States Holder pursuant to the Offer and the United States Holder's basis in the Shares sold pursuant to the Offer. Subject to the discussion of the passive foreign investment company ("PFIC") rules below, the gain or loss will be a capital gain or loss, which will be a long-term capital gain or loss if the United States Holder's holding period in the Shares exceeds one year, and a short-term capital gain or loss if the United States Holder's holding period in the Shares is one year or less. For tax years beginning in 2012, the maximum long-term capital gain rate for non-corporate United States Holders, including individual United States Holders, is 15%, and the maximum short-term capital gain rate is 35%. However, the maximum long-term capital gain rate and short-term capital gain rate are scheduled to increase to 20% and 39.6%, respectively, for taxable years beginning after December 31, 2012. As a result, absent legislative action to extend the pre-2013 rates, gains realized by a tendering United States Holder may be subject to the higher 20% and 39.6% rates depending on when your tax year begins and the date our Shares are taken up and paid for pursuant to the Offer. In addition, for taxable years beginning after December 31, 2012, capital gains will be subject to an additional 3.8% Medicare tax. Accordingly, capital gains realized by tendering your shares may be subject to aggregate federal tax rates up to 43.4% if such gains are short-term and up to 23.8% if such gains are long-term.

        Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder holding more than one block of Shares (generally, those acquired at the same cost in a single transaction) can choose the basis and holding period of the stock redeemed by adequately identifying the tendered Shares. Absent such an identification, the Shares earliest acquired by the United States Holder among such United States Holder's total ownership will be those considered tendered for purposes of determining such Holders basis and holding period. United States Holders holding more than one block of Shares are urged to consult their tax advisors regarding the process to adequately identify tendered Shares.

Treatment as a Distribution

        If none of the Section 302 tests is satisfied, the full amount received by the United States Holder with respect to the purchase of Shares pursuant to the Offer will be treated as a distribution by AuRico in respect of such United States Holder's Shares. Subject to the discussion of the PFIC rules below, this distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder's share of AuRico's current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder's gross income as ordinary income and, absent legislative action to extend the preferential tax rates currently applicable to "qualified dividend income", may be subject to tax at rates up to 39.6%. If, however, legislation is enacted to extend the preferential rates currently applicable to "qualified dividend income" and assuming that AuRico is not a PFIC in the taxable year or prior taxable year our Shares are taken up and paid for pursuant to the Offer and subject to certain requirements, such dividends received by non-corporate United States Holders, including individual United States Holders, would generally be taxable as "qualified dividend income" at a maximum tax rate of 15%. In addition, for taxable years beginning after December 31, 2012, dividend income will be subject to an additional 3.8% Medicare tax. Accordingly, dividend income may be subject to aggregate federal tax rates up to 43.4%. To the extent that the amount received by a United States Holder exceeds the United States Holder's share of AuRico's current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder's tax basis in its Shares and the United States Holder's tax basis in its Shares will be reduced (but not below zero) by such excess. Any remainder will be treated as capital gain from the sale of Shares. No current loss would be recognized. AuRico has not calculated its earnings and profits under United States federal income tax principles and cannot provide United States Holders with such information. Therefore, United States Holders should expect that any distribution by AuRico with respect to the Shares will generally be treated as a dividend.

        If, with respect to a United States Holder, the tender and sale of Shares pursuant to the Offer is treated as a distribution by AuRico with respect to such United States Holder's Shares, such United States Holder's adjusted tax basis in its remaining Shares generally will be increased by such United States Holder's adjusted tax basis in the Shares tendered and sold pursuant to the Offer and will be decreased by any portion of such United States Holder's proceeds from the Offer that are treated as a tax-free return of capital. Any amount received by a corporate United States Holder that is treated as a dividend generally will not be eligible for the dividends received deduction. No assurance can be given that any of the Section 302 tests (discussed below) will be satisfied as to any particular United States Holder, and thus no assurance can be given that any particular United States Holder will not be treated as having received a dividend taxable as ordinary income.

Constructive Ownership of Shares

        In determining whether any of the Section 302 tests is satisfied, a United States Holder must take into account not only Shares actually owned by the United States Holder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a United States Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the United States Holder has an interest or that have an interest in the United States Holder, as well as any Shares the United States Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security. United States Holders are urged to consult with their own tax advisors to determine the Shares, if any, that are treated as constructively owned by it for purposes of these tests.

The Section 302 Tests

        One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. United States Holders are urged to consult their tax advisors concerning the application of the Section 302 tests to their particular circumstances.

  (a)
  "Substantially Disproportionate" Test — The receipt of cash by a United States Holder will have the effect of a "substantially disproportionate" distribution by AuRico with respect to the United States Holder if the percentage of the outstanding voting shares of AuRico actually and constructively owned by the United States Holder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of AuRico actually and constructively owned by the United States Holder immediately before the exchange (treating Shares purchased by AuRico pursuant to the Offer as outstanding).

  (b)
  "Complete Redemption" Test — The receipt of cash by a United States Holder will be treated as a complete redemption of a United States Holder's equity interest in AuRico if either (i) all of the Shares actually and constructively owned by the United States Holder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the United States Holder are sold pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of AuRico constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code.

  (c)
  "Not Essentially Equivalent to a Dividend" Test — The receipt of cash by a United States Holder will generally be treated as "not essentially equivalent to a dividend" if the United States Holder's sale of Shares pursuant to the Offer results in a "meaningful reduction" of the United States Holder's proportionate interest in AuRico. Whether the receipt of cash by the United States Holder will be treated as not essentially equivalent to a dividend will depend on the United States Holder's particular facts and circumstances. However, in certain circumstances, in the case of a United States Holder holding a small minority interest in AuRico's Shares, it is possible that even a small reduction in such interest may be treated as a "meaningful reduction," and thus may satisfy the "not essentially equivalent to a dividend" test. United States Holders are urged to consult their tax advisors concerning the application of the "not essentially equivalent to a dividend" test to their particular circumstances. The IRS has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

        Under certain circumstances, it may be possible for a tendering United States Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the United States Holder but that are not purchased pursuant to the Offer. Correspondingly, a United States Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the United States Holder or by a related party whose Shares are constructively owned by the United States Holder. United States Holders are urged to consult their tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

        If the Offer is over-subscribed, AuRico's purchase of Shares tendered may be prorated. Thus, even if all the Shares actually and constructively owned by a United States Holder are tendered, it is possible that not all of the Shares will be purchased by AuRico, which in turn may affect the United States Holder's United States federal income tax consequences, in particular, the United States Holder's ability to satisfy one of the Section 302 tests described above.

        United States Holders should consult their tax advisors regarding the application of the rules of Section 302 of the Code to their particular circumstances.

Passive Foreign Investment Company

        If AuRico is or has been classified as a PFIC during any part of a United States Holder's holding period of Shares, United States Holders would be subject to a special, adverse tax regime under which the United States federal income tax consequences of the Offer would be significantly different and less favourable than what is described above. AuRico does not believe that it is currently or has been a PFIC for United States federal income tax purposes. However, this conclusion is a factual determination made annually and thus may be subject to change based on future operations as well as the composition and valuation of AuRico's assets and the market price of Shares. Therefore, there can be no assurance that AuRico is not a PFIC or will not be a PFIC at the time the Shares are taken up and paid for pursuant to the Offer.

        In general, a non-United States corporation will be a PFIC with respect to a United States Holder if, for any taxable year in which the United States Holder holds its Shares, either: (i) at least 75% of its gross income for the taxable year is passive income (the "income test"); or (ii) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, passive income includes, among other things, dividends, interest, rents or royalties (other than certain rents or royalties derived from the active conduct of trade or business), annuities, and gains from assets that produce passive income. If a non-United States corporation owns at least 25% by value of the stock of another corporation, the non-United States corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation's income.

        If AuRico were treated as a PFIC, a United States Holder that did not make a qualified electing fund election, if available, or a mark-to-market election, would be subject to the following special rules with respect to the Offer:

  (a)
  If a United States Holder's sale of Shares pursuant to the Offer is treated as a distribution by AuRico which is an "excess distribution," the amount of the distribution must be allocated ratably to each day of the United States Holder's holding period. Generally, "excess distributions" are any distributions to the United States Holder in respect of the Shares during a single taxable year that are greater than 125% of the average annual distributions received by the United States Holder in respect of the Shares during the three preceding taxable years or, if shorter, the United States Holder's holding period for the Shares. The amount allocated to the current taxable year and to any taxable year in the United States Holder's holding period for the Shares prior to the first year in which AuRico became a PFIC would be taxable as ordinary income. The amount allocated to each other year would be subject to tax at the highest tax rate in effect for that year, and the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year.

  (b)
  If a United States Holder's sale of Shares pursuant to the Offer is treated as a sale or exchange of the Shares, the entire amount of any gain realized upon the sale will be treated as an "excess distribution" made in the year of sale and as a consequence will be treated as discussed above.

        United States Holders are urged to consult their own tax advisors regarding the adverse United States federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.

Foreign Tax Credit

        A United States Holder will be subject to Canadian withholding tax on the amounts to be paid to such holder in connection with the Offer. See "Certain Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada", above. The amount subject to Canadian withholding tax may be greater than the amount of gain actually recognized by such holder for U.S. federal income tax purposes. The ability of a United States Holder to claim a foreign tax credit with respect to any Canadian taxes withheld on amounts received pursuant to the Offer is subject to complex limitations, including the general limitation that the credit cannot exceed the proportionate share of a United States Holder's U.S. federal income tax liability that such United States Holder's "foreign source" taxable income bears to such United States Holder's worldwide taxable income. In general, for United States foreign tax credit limitation purposes, amounts that are treated as dividends paid by AuRico will be treated as foreign source income, but amounts received by a United States Holder that are treated as capital gains generally will be treated as income from sources within the United States. Gain or loss from exchange rate fluctuations, as described above, will generally be treated as arising from sources within the United States. Accordingly, the ability of a United States Holder to obtain a foreign tax credit in respect of such amounts may require that such United States Holder make an election pursuant to the Code and the Canada-United States Income Tax Convention as amended pursuant to which such gains would be treated as foreign source income for U.S. tax purposes. The application of this election in connection with the Offer is subject to uncertainty. Each United States Holder is urged to consult its own tax advisor with respect to the foreign tax credit rules.

        Even if a United States Holder makes such an election, the ability of such holder to obtain a foreign tax credit with respect to Canadian taxes withheld in connection with the Offer will remain subject to a number of complex limitations provided in the Code and Treasury Regulations. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividend income with respect to the Offer generally will constitute "passive category income." The rules governing the foreign tax credit are complex. United States Holders are urged to consult their United States tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Information Reporting and Backup Withholding

        Proceeds from the sale of Shares pursuant to the Offer may be subject to information reporting to the IRS. A United States Holder may be subject to backup withholding tax (at a rate of 31%, unless the 28% rate applicable in 2012 is extended by legislation) with respect to payments made to it unless the United States Holder provides an accurate taxpayer identification number and certifies, among other things, that such number is correct. Backup withholding is not an additional tax. The amount of any backup withholding collected will be allowed as a refund or credit against the United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

        United States Holders owning 5% or more of outstanding AuRico shares (by vote or value) must comply with the reporting requirements with respect to the purchase of Shares pursuant to the Offer, and United States Holders should consult their own tax advisors in that regard.

19.   Legal Matters and Regulatory Approvals

        AuRico is not aware of any license or regulatory permit that is material to the Corporation's business that might be adversely affected by the Corporation's acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Corporation pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Corporation currently contemplates that such approval will be sought or other action will be taken. AuRico cannot predict whether it may determine that it must delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation's business.

        AuRico has filed an exemptive relief application with securities regulatory authorities in Canada to permit the Corporation to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Corporation, without first taking up Shares which have been tendered (and not withdrawn) before the Offer was previously scheduled to expire. See "Offer to Purchase — Conditions of the Offer".

        The Corporation's obligations under the Offer to take up and pay for Shares are subject to certain other conditions. See "Offer to Purchase — Conditions of the Offer".

20.   Source of Funds

        The Corporation intends to fund any purchases of Shares pursuant to the Offer from available cash on hand and funds available as a result of the Ocampo Mine Sale.

        The Offer is not conditional upon the receipt of financing. The total amount of funds that can be used in the Offer is US$300,000,000 and will give the Corporation the opportunity to purchase up to 36,144,578 Shares if the Purchase Price is determined to be US$8.30 (being the minimum Purchase Price under the Offer), and up to 32,258,064 Shares if the Purchase Price is determined to be US$9.30 (being the maximum Purchase Price under the Offer).

21.   Dealer Managers

        RBC Dominion Securities Inc. and RBC Capital Markets, LLC have been retained by the Corporation to act as dealer managers in connection with the Offer in Canada and the United States, respectively.

22.   Depositary

        AuRico has appointed Computershare Investor Services Inc. to act as a depositary for, among other things, (i) the receipt of certificates and DRS Advices representing Shares and related Letters of Transmittal tendered under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth under "Offer to Purchase — Procedure for Tendering Shares", (iii) the receipt from the Corporation of cash to be paid in consideration of the Shares acquired by the Corporation under the Offer, as agent for the tendering Shareholders, and (iv) the transmittal of such cash to the tendering Shareholders, as agent for the tendering Shareholders. The Depositary may, but shall be under no obligation to, contact Shareholders by mail, telephone or facsimile and may request investment dealers, stock brokers, commercial banks, trust companies or other intermediaries to forward materials relating to the Offer to beneficial owners. The Depositary is not an affiliate of AuRico and the Depositary also acts as AuRico's transfer agent and registrar.

23.   Fees and Expenses

        The Dealer Managers have been retained by the Corporation to act as dealer managers in connection with the Offer, and RBC Dominion Securities Inc. has provided a liquidity opinion to its Board of Directors. Pursuant to the terms of a dealer manager agreement among the Dealer Managers and AuRico, the Dealer Managers will receive a fee from AuRico for their services, including providing the liquidity opinion, a portion of which is contingent on the completion of the Offer. In addition, AuRico has agreed to indemnify the Dealer Managers for certain liabilities arising out of their engagement in connection with the Offer and has agreed to pay the reasonable expenses of the Dealer Managers.

        AuRico has retained Computershare Investor Services Inc. to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and United States federal securities laws.

        AuRico will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Corporation for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        AuRico is expected to incur expenses of approximately C$900,000 in connection with the Offer, which includes filing fees, dealer manager fees, legal, accounting, translation, depositary, mailing and printing fees.

24.   Statutory Rights

        Securities legislation in the provinces and territories of Canada provides security holders of the offeree issuer with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

 APPROVAL AND CERTIFICATE

December 17, 2012

The Board of Directors of AuRico Gold Inc. has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated December 17, 2012 and the sending, communication or delivery thereof to the holders of its common shares. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed) "Scott Perry" President and Chief Executive Officer	(signed) "Charlene Milner" Vice President, Finance
On behalf of the Board of Directors
(signed) "Colin Benner" Director	(signed) "Richard Colterjohn" Director

 CONSENT OF NORTON ROSE CANADA LLP

To: The Board of Directors of AuRico Gold Inc.

We consent to the inclusion of our name in the section entitled "Income Tax Consequences — Certain Canadian Federal Income Tax Considerations" in the Issuer Bid Circular dated December 17, 2012 of AuRico Gold Inc. in connection with its offer to the holders of its common shares.

December 17, 2012

(signed) "Norton Rose Canada LLP"

 CONSENT OF RBC DOMINION SECURITIES INC.

To:    The Board of Directors of AuRico Gold Inc.

We consent to the inclusion of our name and the reference to our liquidity opinion dated December 14, 2012 in the section titled "Purpose and Effect of the Offer — Liquidity of Market" in the Issuer Bid Circular dated December 17, 2012 of AuRico Gold Inc. in connection with its offer to the holders of its common shares, and the inclusion of the text of our opinion in Schedule A thereof.

December 17, 2012

(signed) "RBC Dominion Securities Inc."

 SCHEDULE A

LIQUIDITY OPINION OF RBC DOMINION SECURITIES INC.

December 14, 2012

The Board of Directors
AuRico Gold Inc.
110 Yonge Street, Suite 1601
Toronto, ON M5C 1T4

To the Board:

        RBC Dominion Securities Inc. ("RBC", "we" or "us"), a member company of RBC Capital Markets, understands that AuRico Gold Inc. (the "Company") intends to make a substantial issuer bid (the "Substantial Issuer Bid") to acquire up to 36,144,578 common shares (the "Shares") of the Company by way of a modified Dutch Auction at a price not in excess of US$9.30 per Share nor less than US$8.30 per Share. RBC also understands that the terms and conditions of the Substantial Issuer Bid will be set forth in an offer to purchase and issuer bid circular to be dated December 17, 2012 and mailed to the holders of Shares in connection with the Substantial Issuer Bid (the "Offer to Purchase"). The terms used herein which are used or defined in the Offer to Purchase and not otherwise defined herein will have the same meaning as used in the Offer to Purchase.

        RBC has been retained by the Company to act as its exclusive financial advisor in connection with the Substantial Issuer Bid and to prepare and deliver to the Board of Directors of the Company (the "Board") RBC's opinion (the "Opinion") as to whether, as of the date hereof, (i) a liquid market for the Shares exists, and (ii) it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Shares who do not tender to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid. The Board has, on a voluntary basis, obtained the Opinion from RBC nothwitstanding that such opinion is not required pursuant to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions ("MI 61-101"). In addition, RBC in Canada and RBC Capital Markets, LLC in the United States have been retained by the Company to act as dealer manager ("Dealer Manager") in connection with the Substantial Issuer Bid. As Dealer Manager, RBC is not independent of the Company in connection with the Substantial Issuer Bid for purposes of MI 61-101.

Engagement

        RBC was formally engaged by the Company through an agreement between the Company and RBC (the "Engagement Agreement") dated as of November 19, 2012. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor and Dealer Manager, including fees that are contingent on the successful completion of the Substantial Issuer Bid. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Opinion in its entirety and a summary thereof in the Offer to Purchase to be mailed to holders of Shares and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada and in the United States.

        RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the Shares or other securities of the Company, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or the Substantial Issuer Bid.

Credentials of RBC Capital Markets

        RBC is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and opinion matters.

Scope of Review

        In connection with our Opinion, we have reviewed and relied upon or carried out, among other things, the following

  1.
  the most recent draft, dated December 14, 2012, of the Offer to Purchase;

  2.
  the trading activity, volumes and price history of the Shares on the Toronto Stock Exchange and New York Stock Exchange and other alternative trading venues;

  3.
  the profile of the distribution and ownership of the Shares, to the extent publicly disclosed or provided to us by the Company;

  4.
  the number of Shares proposed to be purchased under the Substantial Issuer Bid relative to the total number of Shares issued and outstanding;

  5.
  public information with respect to the Company and the Shares;

  6.
  the definition of "liquid market" as outlined in MI 61-101 and certain other parameters in MI 61-101;

  7.
  certain precedent issuer bids that we considered relevant;

  8.
  discussions with senior management of the Company; and

  9.
  such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

Assumptions and Limitations

        With the Board's approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the "Information"). The Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

        In preparing the Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Substantial Issuer Bid will be met and that there will be no significant change in the holdings of the Shares other than as a result of the Substantial Issuer Bid.

        The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and conditions affecting the Company and the Shares at the date hereof.

        The Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC. The Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to RBC's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Opinion.

        RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion is not to be construed as a recommendation to any holder of Shares as to whether to tender their Shares to the Substantial Issuer Bid.

        For purposes of the Opinion, the phrase "liquid market" has the meaning ascribed thereto in MI 61-101.

  Conclusion

        Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, (i) a liquid market for the Shares exists, and (ii) it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Shares who do not tender to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid.

Yours very truly,

(signed) "RBC DOMINION SECURITIES INC."

The Letter of Transmittal, certificates or DRS Advices for Shares and any other required documents must be sent or delivered by each tendering Shareholder or the tendering Shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses specified below.

Offices of the Depositary
COMPUTERSHARE INVESTOR SERVICES INC.

By Mail
Computershare Investor Services Inc.
P.O. Box 7021, 31 Adelaide St. E
Toronto, ON M5C 3H2
Attention: Corporate Actions

By Hand, Courier or Registered Mail
Computershare Investor Services Inc.
100 University Avenue, 9th Floor
Toronto, Ontario M5J 2Y1
Attention: Corporate Actions

Toll Free (Canada and US): 1-800-564-6253

Telephone (Outside North America): 1-514-982-7555

Website: www.computershare.com

Email: corporateactions@computershare.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Shareholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

 The Dealer Managers for the Offer are:

In Canada: RBC Dominion Securities Inc. 200 Bay Street Royal Bank Plaza South Tower, 4th Floor Toronto, Ontario M5J 2W7	In the United States: RBC Capital Markets, LLC 165 Broadway One Liberty Plaza 4th Floor New York, New York U.S.A. 10006

North American Toll Free Number: 1-866-213-7843

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INFORMATION FOR UNITED STATES SHAREHOLDERS
FORWARD-LOOKING INFORMATION
NOTICE TO HOLDERS OF OPTIONS AND OTHER CONVERTIBLE SECURITIES
CURRENCY AND EXCHANGE RATE
ADDITIONAL INFORMATION
TABLE OF CONTENTS
SUMMARY TERM SHEET
OFFER TO PURCHASE
ISSUER BID CIRCULAR
APPROVAL AND CERTIFICATE
CONSENT OF NORTON ROSE CANADA LLP
CONSENT OF RBC DOMINION SECURITIES INC.
SCHEDULE A LIQUIDITY OPINION OF RBC DOMINION SECURITIES INC.
The Dealer Managers for the Offer are